      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 30, 2001



                                                      REGISTRATION NO. 333-57416

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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                               AMENDMENT NO. 1 TO

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                     ISSUER OF SECURITIES REGISTERED HEREBY

                          THE WILLIAMS COMPANIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                          4922                         73-0569878
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)       IDENTIFICATION NUMBER)

                                                            WILLIAM G. VON GLAHN
             ONE WILLIAMS CENTER                            ONE WILLIAMS CENTER
            TULSA, OKLAHOMA 74172                          TULSA, OKLAHOMA 74172
                (918) 573-2000                                 (918) 573-2000
 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
              NUMBER, INCLUDING                   (NAME, ADDRESS, INCLUDING ZIP CODE, AND
AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE               TELEPHONE NUMBER,
                   OFFICES)                      INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

                               WILLIAM MARK YOUNG
                             ANDREWS & KURTH L.L.P.
                             600 TRAVIS, SUITE 4200
                              HOUSTON, TEXAS 77002
                                 (713) 220-4323
                              (713) 238-7111 (FAX)

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable following the effectiveness of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]
---------------


     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]


---------------


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--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                          The Williams Companies, Inc.
                               Offer to Exchange

                7.50% Debentures due January 15, 2031, Series A, that have been registered under the Securities Act of 1933 for any and all outstanding

                     7.50% Debentures due January 15, 2031

                                      and

                6.75% Putable Asset Term Securities (PATS(SM)),
                  Putable/Callable January 15, 2006, Series A,
           that have been registered under the Securities Act of 1933 for any and all outstanding

                  6.75% Putable Asset Term Securities (PATS),
                       Putable/Callable January 15, 2006
--------------------------------------------------------------------------------

THE NEW DEBENTURES AND THE NEW PATS:

- The new debentures will be freely tradeable and otherwise substantially identical to the outstanding debentures, including maturity, interest rate and payment terms, redemption and ranking.

- The new PATS will be freely tradeable and otherwise substantially identical to the outstanding PATS, including maturity, interest rate and payment terms, redemption, ranking, and put and call provisions.

THE EXCHANGE OFFER:


- Expiration: 5:00 p.m., New York City time, on June 27, 2001, unless we extend the expiration date.


- Conditions: The exchange offer is not conditioned upon any aggregate principal amount of outstanding debentures or PATS being tendered.

- Tendered Securities: All outstanding debentures and outstanding PATS that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount of new debentures or new PATS that are registered under the Securities Act of 1933. If you fail to tender your outstanding debentures or outstanding PATS, you will continue to hold unregistered securities, and your ability to transfer them could be adversely affected.

- Withdrawal: Tenders of outstanding debentures or outstanding PATS may be withdrawn at any time prior to the expiration of the exchange offer, unless we have already accepted your outstanding debentures or outstanding PATS for exchange.

- Tax Consequences: The exchange of outstanding debentures or PATS for new debentures or new PATS, respectively, will not be a taxable event for U.S. federal income tax purposes.

TRADING FORMAT

- Neither the new debentures nor the new PATS will be listed on any securities exchange.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  The date of this prospectus is May 30, 2001

The information contained in this prospectus was obtained from us and other sources believed by us to be reliable. This prospectus also incorporates important business and financial information about us that is not included in or delivered with this prospectus.

You should rely only on the information contained in this prospectus or any supplement and any information incorporated by reference in this prospectus or any supplement. We have not authorized anyone to provide you with any information that is different. If you receive any unauthorized information, you must not rely on it. You should disregard anything we said in an earlier document that is inconsistent with what is in or incorporated by reference in this prospectus.

You should not assume that the information in this prospectus or any supplement is current as of any date other than the date on the front page of this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

We include cross references in the prospectus to captions in these materials where you can find further related discussions. The following table of contents tells you where to find these captions.

TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                        PAGE
                                        NO.
                                        ----
Prospectus Summary....................    3
Risk Factors..........................   13
Use Of Proceeds.......................   14
The Exchange Offer....................   15
Description Of The New Securities.....   25
United States Federal Tax
  Considerations......................   44


                                        PAGE
                                        NO.
                                        ----
Plan Of Distribution..................   47
Forward-Looking Statements............   48
Legal Matters.........................   49
Experts...............................   49
Where You Can Find More Information...   50
Incorporation Of Documents By
  Reference...........................   50


                            ------------------------

NOTICE TO NEW HAMPSHIRE RESIDENTS
--------------------------------------------------------------------------------

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES ANNOTATED, 1955, AS AMENDED (RSA), WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATION OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

PROSPECTUS SUMMARY

THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROSPECTUS TO HELP YOU UNDERSTAND OUR BUSINESS, THE NEW DEBENTURES AND NEW PATS. IT LIKELY DOES NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU OR THAT YOU SHOULD CONSIDER IN MAKING AN INVESTMENT DECISION. TO UNDERSTAND ALL OF THE TERMS OF THE EXCHANGE OFFER AND TO ATTAIN A MORE COMPLETE UNDERSTANDING OF OUR BUSINESS AND FINANCIAL SITUATION, YOU SHOULD READ CAREFULLY THIS ENTIRE PROSPECTUS AND SHOULD CONSIDER CONSULTING WITH YOUR OWN LEGAL AND TAX ADVISORS. REFERENCES IN THIS PROSPECTUS TO "WE," "US" OR "OUR" REFER TO THE WILLIAMS COMPANIES, INC.

THE WILLIAMS COMPANIES, INC.

We are a holding company headquartered in Tulsa, Oklahoma. We were originally incorporated under the laws of the State of Nevada in 1949 and were reincorporated under the laws of the State of Delaware in 1987. We maintain our principal executive offices at One Williams Center, Tulsa, Oklahoma 74172, telephone (918) 573-2000.

Williams, through Williams Gas Pipeline Company, LLC and Williams Energy Services, LLC and their subsidiaries, engages in the following types of energy-related activities:

  - transportation and storage of natural gas and related activities through operation and ownership of five wholly owned interstate natural gas pipelines and several pipeline joint ventures;

  - exploration and production of oil and gas through ownership of 1.2 trillion cubic feet equivalent of proved natural gas reserves primarily located in Colorado, New Mexico and Wyoming;

  - natural gas gathering, processing and treating activities through ownership and operation of approximately 11,300 miles of gathering lines, 11 natural gas treating plants and 17 natural gas processing plants (three of which are partially owned) located in the United States and Canada;

  - natural gas liquids transportation through ownership and operation of approximately 14,300 miles of natural gas liquids pipeline (4,568 miles of which are partially owned);

  - transportation of petroleum products and related terminal services through ownership or operation of approximately 9,170 miles of petroleum products pipeline and 78 petroleum products terminals (some of which are partially owned);

  - light hydrocarbon/olefin transportation through 300 miles of pipeline in southern Louisiana;

  - ethylene production through a 5/12 interest in a 1.2 billion pound per year facility in Geismar, Louisiana;

  - production and marketing of ethanol and bio-products through operation and ownership of two ethanol plants (one of which is partially owned) and ownership of minority interests or investments in four other plants;

  - refining of petroleum products through operation and ownership of two refineries;


  - retail marketing through convenience stores (most of which are intended to be sold in 2001) and travel centers; and


  - energy commodity marketing and trading.

Williams, through subsidiaries, also directly invests in energy projects primarily in South America, Lithuania and Canada and continues to explore and develop additional projects for international investments. It also invests in energy and infrastructure development funds in Asia and Latin America.

Substantially all operations of Williams are conducted through subsidiaries. Williams performs certain management, legal, financial, tax, consultative, administrative and other services for its subsidiaries and at December 31, 2000, employed approximately 1,470 employees. Williams' principal sources of cash are from external financings, dividends and advances from its subsidiaries, investments, payments by subsidiaries for services rendered and interest payments from subsidiaries on cash advances. The amount of dividends available to Williams from subsidiaries largely depends upon each subsidiary's earnings and operating capital requirements. The terms of certain subsidiaries' borrowing arrangements limit the transfer of funds to Williams.



To achieve organizational and operating efficiencies, Williams' interstate natural gas pipelines and pipeline joint venture investments are grouped together under its wholly owned subsidiary, Williams Gas Pipeline Company, LLC. The other energy operations are primarily grouped into a wholly owned subsidiary, Williams Energy Services, LLC. The international energy operations are grouped into a wholly owned subsidiary, Williams International Company.

SUMMARY OF THE EXCHANGE OFFER

You are entitled to exchange in the exchange offer your outstanding debentures for new debentures with substantially identical terms, and your outstanding PATS for new PATS with substantially identical terms. You should read the discussion under the heading "Description of the New Securities" beginning on page 25 for further information regarding the new debentures and the new PATS.

We summarize the terms of the exchange offer below. You should read the discussion under the heading "The Exchange Offer" beginning on page 15 for further information regarding the exchange offer and resale of the new debentures and the new PATS.

Securities to be Exchanged..........     On January 17, 2001, we issued $200.0
                                         million aggregate principal amount of
                                         outstanding 7.50% Debentures due
                                         January 15, 2031 to initial purchasers
                                         in transactions exempt from the
                                         registration requirements of the
                                         Securities Act. On that same date, we
                                         issued $500.0 million aggregate
                                         principal amount of outstanding 7.50%
                                         Debentures due January 15, 2031 to UBS
                                         AG, London Branch, an affiliate of UBS
                                         Warburg LLC, in a transaction exempt
                                         from the registration requirements of
                                         the Securities Act. UBS AG, London
                                         Branch, in turn sold those debentures
                                         to the initial purchasers who purchased
                                         the $200.0 million of debentures from
                                         us. Also on January 17, 2001, we issued
                                         $400.0 million aggregate principal
                                         amount of outstanding 6.75% Putable
                                         Asset Term Securities (PATS) Putable/
                                         Callable January 15, 2006, to initial
                                         purchasers in transactions exempt from
                                         the registration requirements of the
                                         Securities Act.

                                         The terms of the new debentures and the
                                         outstanding debentures are
                                         substantially the same in all material
                                         respects, except that (1) the new
                                         debentures will be freely transferable
                                         by the holders except as otherwise
                                         provided in this prospectus; (2)
                                         holders of new debentures will have no
                                         registration rights; and (3) the new
                                         debentures will contain no provisions
                                         for an increase in their stated
                                         interest rate.

                                         The terms of the new PATS and the
                                         outstanding PATS are substantially the
                                         same in all material respects, except
                                         that (1) the new PATS will be freely
                                         transferable by the holders except as
                                         otherwise provided in this prospectus;
                                         (2) holders of new PATS will have no
                                         registration rights; and (3) the new
                                         PATS will contain no provisions for an
                                         increase in their stated interest rate.

The Exchange Offer..................     We are offering to exchange up to
                                         $700.0 million aggregate principal
                                         amount of new debentures for up to
                                         $700.0 million aggregate principal
                                         amount of
                                         outstanding debentures. We are offering
                                         to exchange up to $400.0 million
                                         aggregate principal amount of new PATS
                                         for up to $400.0 million aggregate
                                         principal amount of outstanding PATS.
                                         Outstanding debentures and outstanding
                                         PATS may be exchanged only in integral
                                         multiples of $1,000. The new debentures
                                         will evidence the same debt as the
                                         outstanding debentures, and the new
                                         debentures will be governed by the same
                                         indenture as the outstanding
                                         debentures. The new PATS will evidence
                                         the same debt as the outstanding PATS,
                                         and the new PATS will be governed by
                                         the same indenture as the outstanding
                                         PATS.

Resale..............................     We believe that the new debentures and
                                         the new PATS issued in the exchange
                                         offer may be offered for resale, resold
                                         and otherwise transferred by you
                                         without compliance with the
                                         registration and prospectus delivery
                                         provisions of the Securities Act,
                                         provided that:
                                         -  the new debentures and the new PATS
                                            are being acquired in the ordinary
                                            course of your business;
                                         -  you are not participating, do not
                                            intend to participate, and have no
                                            arrangement or understanding with
                                            any person to participate, in the
                                            distribution of the new debentures
                                            and the new PATS issued to you in
                                            the exchange offer; and
                                         -  you are not an "affiliate" of ours.

                                         If any of these conditions are not
                                         satisfied and you transfer any new
                                         debentures or new PATS issued to you in
                                         the exchange offer without delivering a
                                         prospectus meeting the requirements of
                                         the Securities Act or without an
                                         exemption from registration of your new
                                         debentures or new PATS from such
                                         requirements, you may incur liability
                                         under the Securities Act. We do not
                                         assume or indemnify you against any
                                         such liability.

                                         Each broker-dealer that is issued new
                                         debentures or new PATS in the exchange
                                         offer for its own account in exchange
                                         for outstanding debentures or
                                         outstanding PATS which were acquired by
                                         such broker-dealer as a result of
                                         market-making or other trading
                                         activities must acknowledge that it
                                         will deliver a prospectus meeting the
                                         requirements of the Securities Act in
                                         connection with any resale of the new
                                         debentures or new PATS. A broker-dealer
                                         may use this prospectus for an offer to
                                         resell, resale or other retransfer of
                                         the new debentures or new PATS issued
                                         to it in the exchange offer.

Record Date.........................     We mailed this prospectus and the
                                         related exchange offer documents to
                                         registered holders of outstanding
                                         debentures and the outstanding PATS on
                                         May 30, 2001.



Expiration Date.....................     The exchange offer will expire at 5:00
                                         p.m., New York City time, on June 27,
                                         2001, or such later date and time to
                                         which we extend it.


Withdrawal of Tenders...............     You may withdraw your tender of
                                         outstanding debentures or outstanding
                                         PATS at any time prior to 5:00 p.m.,
                                         New York City time, on the expiration
                                         date. To withdraw, the exchange agent
                                         must receive a notice of withdrawal at
                                         its address indicated under "The
                                         Exchange Offer--Exchange Agent" before
                                         5:00 p.m., New York City time, on the
                                         expiration date. We will return to you,
                                         without charge, promptly after the
                                         expiration or termination of the
                                         exchange offer any outstanding
                                         debentures or outstanding PATS that you
                                         tendered but that were not accepted for
                                         exchange.

Conditions to the Exchange Offer....     We will not be required to accept
                                         outstanding debentures or outstanding
                                         PATS for exchange if the exchange offer
                                         would violate applicable law or if any
                                         legal action has been instituted or
                                         threatened that would impair our
                                         ability to proceed with the exchange
                                         offer. The exchange offer is not
                                         conditioned upon any minimum aggregate
                                         principal amount of outstanding
                                         debentures or outstanding PATS being
                                         tendered. Please read the section "The
                                         Exchange Offer--Conditions to the
                                         Exchange Offer" on page 22 for more
                                         information regarding the conditions to
                                         the exchange offer.

Procedures for Tendering Outstanding
  Securities........................     If your outstanding debentures or
                                         outstanding PATS are held through The
                                         Depository Trust Company and you wish
                                         to participate in the exchange offer,
                                         you may do so through the automated
                                         tender offer program of DTC. By
                                         participating in the exchange offer,
                                         you will agree to be bound by the
                                         letter of transmittal that we are
                                         providing with this prospectus as
                                         though you had signed the letter of
                                         transmittal. By signing or agreeing to
                                         be bound by the letter of transmittal,
                                         you will represent to us that, among
                                         other things:

                                         -  any new debentures and new PATS that
                                            you receive will be acquired in the
                                            ordinary course of your business;

                                         -  you have no arrangement or
                                            understanding with any person or
                                            entity to participate in the
                                            distribution of the new debentures
                                            or the new PATS;

                                         -  if you are not a broker-dealer, you
                                            are not engaged in and do not intend
                                            to engage in the distribution of the
                                            new debentures or the new PATS;

                                         -  if you are a broker-dealer that will
                                            receive new debentures or new PATS
                                            for your own account in exchange for
                                            outstanding debentures or
                                            outstanding PATS that were acquired
                                            as a result of market-making
                                            activities, you will deliver a
                                            prospectus, as required by law, in
                                            connection with any resale of such
                                            new debentures or new PATS; and

                                         -  you are not our "affiliate," as
                                            defined in Rule 405 of the
                                            Securities Act, or, if you are our
                                            affiliate, you will comply with any
                                            applicable registration and
                                            prospectus delivery requirements of
                                            the Securities Act.

                                         We will accept for exchange any and all
                                         outstanding debentures and outstanding
                                         PATS which are properly tendered (and
                                         not withdrawn) in the exchange offer
                                         prior to the expiration date. The new
                                         debentures and new PATS issued pursuant
                                         to the exchange offer will be delivered
                                         promptly following the expiration date.
                                         See "The Exchange Offer--Acceptance of
                                         Outstanding Securities for Exchange."

Effect of Not Tendering.............     Outstanding debentures and outstanding
                                         PATS that are not tendered or that are
                                         tendered but not accepted will,
                                         following the completion of the
                                         exchange offer, continue to be subject
                                         to the existing restrictions upon
                                         transfer thereof. We will have no
                                         further obligation to provide for the
                                         registration of such outstanding
                                         debentures or outstanding PATS under
                                         the Securities Act.

Special Procedures for Beneficial
Owners..............................     If you are the beneficial owner of
                                         book-entry interests and your name does
                                         not appear on a security position
                                         listing of DTC as the holder of such
                                         book-entry interests or you own a
                                         beneficial interest in outstanding
                                         debentures or outstanding PATS that are
                                         registered in the name of a broker,
                                         dealer, commercial bank, trust company
                                         or other nominee, and you wish to
                                         tender that book-entry interest of
                                         outstanding debentures or outstanding
                                         PATS in the exchange offer, you should
                                         contact the registered holder promptly
                                         and instruct the registered holder to
                                         tender on your behalf.

Guaranteed Delivery Procedures......     If you wish to tender your outstanding
                                         debentures or outstanding PATS and
                                         cannot comply, prior to the expiration
                                         date, with the applicable procedures
                                         under the automated tender offer
                                         program of DTC, you must tender your
                                         outstanding debentures or outstanding
                                         PATS according to the guaranteed
                                         delivery procedures described in "The
                                         Exchange Offer--Procedures for
                                         Tendering Outstanding
                                         Securities--Guaranteed Delivery"
                                         beginning on page 20.

Registration Rights Agreements......     We sold the outstanding debentures and
                                         the outstanding PATS on January 17,
                                         2001 in transactions exempt from the
                                         registration requirements of the
                                         Securities Act. In connection with
                                         these sales, we entered into a
                                         registration rights agreement with the
                                         initial purchasers which grants the
                                         holders of the outstanding debentures
                                         and the outstanding PATS exchange
                                         registration rights. This exchange
                                         offer satisfies those rights, which
                                         terminate upon consummation of the
                                         exchange offer. You will not be
                                         entitled to any exchange or
                                         registration rights with respect to the
                                         new debentures or the new PATS.

U.S. Federal Income Tax
Considerations......................     The exchange of outstanding debentures
                                         for new debentures or of outstanding
                                         PATS for new PATS in the exchange offer
                                         will not be a taxable event for U.S.
                                         federal income tax purposes. Please
                                         read "United States Federal Tax
                                         Considerations" on page 44.

Use of Proceeds.....................     We will not receive any cash proceeds
                                         from the issuance of the new debentures
                                         or new PATS.

Exchange Agent......................     We have appointed Bank One Trust
                                         Company, N.A., as the exchange agent
                                         for the exchange offer. The mailing
                                         address and telephone number of the
                                         exchange agent are 1 Bank One Plaza,
                                         Mail Code IL1-0134, Chicago, Illinois
                                         60670-0134, phone: (800) 524-9472. See
                                         "The Exchange Offer--Exchange Agent."

SUMMARY OF THE TERMS OF THE NEW SECURITIES

NEW DEBENTURES:

New Debentures Offered..............     $700.0 million principal amount of
                                         7.50% Debentures due January 15, 2031,
                                         Series A.

Interest Rate.......................     7.50% per annum.

Interest Payment Dates..............     January 15 and July 15 of each year,
                                         beginning July 15, 2001.

Use of Proceeds.....................     We will not receive any cash proceeds
                                         from the exchange offer.

Ranking.............................     The new debentures will be senior
                                         unsecured and unsubordinated
                                         obligations and will rank equally with
                                         all of our other outstanding unsecured
                                         and unsubordinated indebtedness.

Optional Redemption.................     We may redeem some or all of the new
                                         debentures at any time at prices, plus
                                         accrued and unpaid interest, if any, to
                                         the redemption date, as described in
                                         "Description of the New Securities--New
                                         Debentures."

NEW PATS:

New PATS Offered....................     $400.0 million principal amount of
                                         6.75% Putable Asset Term Securities
                                         (PATS) Putable/Callable January 15,
                                         2006, Series A.

Interest Rates......................     The new PATS will bear interest at the
                                         rate of 6.75% per annum to, but
                                         excluding, January 15, 2006, which is
                                         the Initial Coupon Reset Date, and then
                                         at a fixed or floating rate as
                                         discussed under "Description of the New
                                         Securities--New PATS."

Interest Payment Dates..............     Interest on the new PATS will be
                                         payable on January 15 and July 15 of
                                         each year beginning on July 15, 2001
                                         and continuing to January 15, 2006, and
                                         then at intervals as discussed under
                                         "Description of the New Securities--New
                                         PATS."

Interest Accrual....................     The new PATS will accrue interest at a
                                         fixed rate of 6.75% per annum to, but
                                         excluding, January 15, 2006, computed
                                         on the basis of a 360-day year
                                         consisting of twelve 30-day months.
                                         From January 15, 2006, the new PATS
                                         will accrue interest at a fixed rate or
                                         at a floating rate, depending on
                                         whether we choose to have the new PATS
                                         remarketed for a floating rate period.
                                         If the rate is fixed, interest will be
                                         computed on the basis of a 360-day year
                                         consisting of twelve 30-day months. If
                                         the rate is floating, interest will be
                                         computed on the basis of the actual
                                         number of days in the applicable
                                         floating rate reset period over a
                                         360-day year. For a more detailed
                                         description of the payment of interest,
                                         you should refer to "Description of the
                                         New Securities--New

                                         PATS--Interest and Interest Payment
                                         Dates" and "--Floating Rate Period."

Use of Proceeds.....................     We will not receive any cash proceeds
                                         from the exchange offer.

Ranking.............................     The new PATS will be senior unsecured
                                         and unsubordinated obligations and will
                                         rank equally with all of our other
                                         outstanding unsecured and
                                         unsubordinated indebtedness.

Call Option.........................     We have assigned to UBS AG, London
                                         Branch, as Callholder, the option to
                                         purchase all of the new PATS on January
                                         15, 2006. If the Callholder purchases
                                         the new PATS on January 15, 2006 and we
                                         choose to have the new PATS remarketed
                                         for a floating rate period, the
                                         Callholder must also purchase the new
                                         PATS on the date on which the floating
                                         rate period ends. The purchase price
                                         for the new PATS will be equal to 100%
                                         of the aggregate principal amount
                                         outstanding if they are purchased on
                                         January 15, 2006 or the Dollar Price if
                                         they are purchased on the last day of
                                         the floating rate period.

                                         For a more detailed description of the
                                         call option, you should refer to
                                         "Description of the Securities--New
                                         PATS--Call Option."

Put Option..........................     If the Callholder does not purchase the
                                         new PATS on January 15, 2006, the
                                         trustee, on behalf of the beneficial
                                         owners, will require us to redeem all
                                         of the new PATS for 100% of the
                                         aggregate principal amount outstanding
                                         plus accrued and unpaid interest, if
                                         any. If we choose to have the new PATS
                                         remarketed for a floating rate period
                                         and the Callholder does not purchase
                                         the new PATS on the last day of the
                                         floating rate period, the trustee, on
                                         behalf of the beneficial owners, will
                                         require us to redeem the new PATS at
                                         the Dollar Price plus accrued and
                                         unpaid interest, if any.

                                         For a more detailed description of the
                                         put option, you should refer to
                                         "Description of the New Securities--New
                                         PATS--Put Option."

Post-Coupon Reset Optional
Redemption..........................     We may redeem some or all of the new
                                         PATS at any time on or after the later
                                         of January 15, 2006 or the end of the
                                         floating rate period, in each case at
                                         the prices, plus accrued and unpaid
                                         interest, if any, to the redemption
                                         date, as described in "Description of
                                         the New Securities--New
                                         PATS--Post-Coupon Reset Optional
                                         Redemption."

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS


                                                                                      QUARTER
                                                                                       ENDED
                                                      YEAR ENDED DECEMBER 31,        MARCH 31,
                                                  --------------------------------   ---------
                                                  1996   1997   1998   1999   2000     2001
                                                  ----   ----   ----   ----   ----     ----
Ratio of Earnings to Fixed Charges..............  2.63   2.36   1.70   1.86   2.98     3.83


For purposes of computing these ratios, earnings means income (loss) from continuing operations before:

  -  income taxes;

  -  extraordinary gain (loss);

  - minority interest in income (loss) and preferred returns of consolidated subsidiaries;

  -  interest expense, net of interest capitalized;

  -  interest expense of 50 percent-owned companies;

  - that portion of rental expense that we believe to represent an interest factor; and

  -  adjustment to equity earnings to exclude equity investments with losses;
     and

  - adjustment to equity earnings to reflect actual distributions from equity investments.

Fixed charges means the sum of the following:

  -  interest expense;

  - that portion of rental expense that we believe to represent an interest factor;

  -  pretax effect of dividends on preferred stock of Williams (1999 and prior);

  - pretax effect of dividends or preferred stock and other preferred returns of consolidated subsidiaries; and;

  -  interest expense of 50 percent-owned companies.

--------------------------------------------------------------------------------

RISK FACTORS

WE DEPEND ON PAYMENTS FROM OUR SUBSIDIARIES

The securities offered hereby represent our obligations exclusively. We are a holding company and conduct substantially all of our operations through subsidiaries. We perform management, legal, financial, tax, consulting, administrative and other services for our subsidiaries. Our principal sources of cash are external financings, dividends and advances from our subsidiaries, investments, payments by subsidiaries for services rendered and interest payments from subsidiaries on cash advances. The amount of dividends available to us from subsidiaries largely depends upon each subsidiary's earnings and operating capital requirements. The terms of some of our subsidiaries' borrowing arrangements limit the transfer of funds to us. In addition, the ability of our subsidiaries to make any payments to us will depend on the subsidiaries' earnings, business and tax considerations and legal restrictions.

CLAIMS OF HOLDERS OF THE SECURITIES RANK JUNIOR TO THOSE OF CREDITORS OF OUR SUBSIDIARIES

As a result of the holding company structure, the securities offered hereby will effectively rank junior to all existing and future debt, trade payables and other liabilities of our subsidiaries. Any right of us and our creditors to participate in the assets of any of our subsidiaries upon any liquidation or reorganization of any such subsidiary will be subject to the prior claims of that subsidiary's creditors, including trade creditors, except to the extent that we may ourselves be creditors of such a subsidiary.

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                                                                              13

--------------------------------------------------------------------------------

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the new debentures in exchange for the outstanding debentures or from the issuance of the new PATS in exchange for the outstanding PATS. We are making this exchange solely to satisfy our obligations under our registration rights agreement. In consideration for issuing the new debentures, we will receive outstanding debentures in aggregate principal amount equal to the aggregate principal amount of the new debentures. In consideration for issuing the new PATS, we will receive outstanding PATS in aggregate principal amount equal to the aggregate principal amount of the new PATS.

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 14

--------------------------------------------------------------------------------

THE EXCHANGE OFFER

EXCHANGE TERMS

An aggregate of $700.0 million principal amount of outstanding debentures and an aggregate of $400.0 million principal amount of outstanding PATS are currently issued and outstanding. The maximum principal amount of new debentures that will be issued in exchange for outstanding debentures is $700.0 million, and the maximum principal amount of new PATS that will be issued in exchange for outstanding PATS is $400.0 million. The terms of the new debentures and the outstanding debentures are substantially the same in all material respects, except that the new debentures will be freely transferable by the holders, other than as provided in this prospectus. The terms of the new PATS and the outstanding PATS are substantially the same in all material respects, except that the new PATS will be freely transferable by the holders, other than as provided in this prospectus.

The new debentures will bear interest at a rate of 7.50% per year, payable semiannually on January 15 and July 15 of each year, beginning on July 15, 2001. The new PATS will bear interest at the rate of 6.75% per annum to, but excluding, January 15, 2006, which is the Initial Coupon Reset Date, and then at a fixed or floating rate as discussed under "Description of the New Securities--New PATS." Interest on the new PATS will be payable on January 15 and July 15 of each year beginning on July 15, 2001 and continuing to January 15, 2006, and then at intervals as discussed under "Description of the New Securities--New PATS." Holders of new debentures and new PATS will receive interest from January 17, 2001, the date of the original issuance of the outstanding debentures and the outstanding PATS, or from the date of the last payment of interest on the outstanding debentures or the outstanding PATS, whichever is later. Holders of new debentures and new PATS will not receive any interest on outstanding debentures and outstanding PATS tendered and accepted for exchange. In order to exchange your outstanding debentures or outstanding PATS for transferable new debentures or new PATS in the exchange offer, you will be required to make the following representations:

  - any new debentures or new PATS will be acquired in the ordinary course of your business;

  - you have no arrangement with any person to participate in the distribution of the new debentures or new PATS; and

  - you are not our "affiliate," as defined in Rule 405 of the Securities Act, or if you are our affiliate, you will comply with the applicable registration and prospectus delivery requirements of the Securities Act.

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding debentures and outstanding PATS properly tendered in the exchange offer, and the exchange agent will deliver the new debentures and new PATS promptly after the expiration date (as defined below) of the exchange offer. We expressly reserve the right to delay acceptance of any of the tendered outstanding debentures or outstanding PATS not already accepted if any conditions set forth below under "--Conditions to the Exchange Offer" have not been satisfied or waived by us or do not comply, in whole or in part, with any applicable law.

If you tender your outstanding debentures or outstanding PATS, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the outstanding debentures or outstanding PATS. We will pay all charges, expenses and transfer taxes in connection with the exchange offer, other than certain taxes described below under "--Transfer Taxes."

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                                                                              15

--------------------------------------------------------------------------------

EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS


The exchange offer will expire at 5:00 p.m., New York City time, on June 27, 2001, the "expiration date," unless extended by us. We expressly reserve the right to extend the exchange offer on a daily basis or for such period or periods as we may determine in our sole discretion from time to time by giving oral, confirmed in writing, or written notice to the exchange agent and by making a public announcement by press release to the Dow Jones News Service prior to 9:00 a.m., New York City time, on the first business day following the previously scheduled expiration date. During any extension of the exchange offer, all outstanding debentures or outstanding PATS previously tendered, not validly withdrawn and not accepted for exchange will remain subject to the exchange offer and may be accepted for exchange by us.


To the extent we are legally permitted to do so, we expressly reserve the absolute right, in our sole discretion, to:

  -  waive any condition to the exchange offer; and

  -  amend any of the terms of the exchange offer.

Any waiver or amendment to the exchange offer will apply to all outstanding debentures and outstanding PATS tendered, regardless of when or in what order the outstanding debentures and outstanding PATS were tendered. If we make a material change in the terms of the exchange offer or if we waive a material condition of the exchange offer, we will disseminate additional exchange offer materials, and we will extend the exchange offer to the extent required by law.

We expressly reserve the right, in our sole discretion, to terminate the exchange offer if any of the conditions set forth under "--Conditions to the Exchange Offer" exist. Any such termination will be followed promptly by a public announcement. In the event we terminate the exchange offer, we will give immediate notice to the exchange agent, and all outstanding debentures and outstanding PATS previously tendered and not accepted for payment will be returned promptly to the tendering holders.

In the event that the exchange offer is withdrawn or otherwise not completed, new debentures and new PATS will not be given to holders of outstanding debentures and outstanding PATS who have tendered their outstanding debentures and outstanding PATS.

RESALE OF NEW SECURITIES

Based on interpretations of the SEC staff set forth in no action letters issued to third parties, we believe that new debentures and new PATS issued under the exchange offer in exchange for outstanding debentures and outstanding PATS may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

  - you are not our "affiliate" within the meaning of Rule 405 under the Securities Act;

  - you are acquiring new debentures and new PATS in the ordinary course of your business; and

  - you do not intend to participate in the distribution of the new debentures or new PATS.

If you tender outstanding debentures or outstanding PATS in the exchange offer with the intention of participating in any manner in a distribution of the new debentures or new PATS:

  -  you cannot rely on those interpretations by the SEC staff; and

  - you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that secondary resale transaction must be

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 16

--------------------------------------------------------------------------------

     covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K.

Unless an exemption from registration is otherwise available, any security holder intending to distribute new debentures and new PATS should be covered by an effective registration statement under the Securities Act containing the selling security holder's information required by Item 507 of Regulation S-K under the Securities Act. This prospectus may be used for an offer to resell, a resale or other retransfer of new debentures and new PATS only as specifically set forth in this prospectus. Only broker-dealers that acquired the outstanding debentures or outstanding PATS as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives new debentures or new PATS for its own account in exchange for outstanding debentures or outstanding PATS, where such outstanding debentures or outstanding PATS were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new debentures or new PATS. Under our registration rights agreements, we are required to allow such broker-dealers and other persons, if any, subject to similar prospectus delivery requirements, to use this prospectus in connection with the resale of new debentures and new PATS. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of new debentures and new PATS.

ACCEPTANCE OF OUTSTANDING SECURITIES FOR EXCHANGE

We will accept for exchange outstanding debentures and outstanding PATS validly tendered pursuant to the exchange offer, or defectively tendered, if such defect has been waived by us, and not withdrawn prior to the later of: (1) the expiration date of the exchange offer; and (2) the satisfaction or waiver of the conditions specified below under "--Conditions to the Exchange Offer." We will not accept outstanding debentures or outstanding PATS for exchange subsequent to the expiration date of the exchange offer. Tenders of outstanding debentures and outstanding PATS will be accepted only in principal amounts equal to $1,000 or integral multiples thereof.

We expressly reserve the right, in our sole discretion, to:

  - delay acceptance for exchange of outstanding debentures and outstanding PATS tendered under the exchange offer, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders promptly after the termination or withdrawal of a tender offer; or

  - terminate the exchange offer and not accept for exchange any outstanding debentures or outstanding PATS not theretofore accepted for exchange, if any of the conditions set forth below under "--Conditions to the Exchange Offer" have not been satisfied or waived by us or in order to comply in whole or in part with any applicable law. In all cases, new debentures and new PATS will be issued only after timely receipt by the exchange agent of certificates representing outstanding debentures or outstanding PATS, or confirmation of book-entry transfer, a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, and any other required documents. For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered outstanding debentures and outstanding PATS, or defectively tendered outstanding debentures and outstanding PATS with respect to which we have waived such defect, if, as and when we give oral, confirmed in writing, or written notice to the exchange agent. Promptly after the expiration date, we will deposit the new debentures and the new PATS with the exchange agent, who will act as agent for the tendering holders for the purpose of receiving the new debentures and new PATS and transmitting them to the holders. The exchange agent will deliver the new debentures and new PATS to holders of outstanding

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                                                                              17

--------------------------------------------------------------------------------

     debentures and outstanding PATS accepted for exchange after the exchange agent receives the new debentures and new PATS.

If for any reason, we delay acceptance for exchange of validly tendered outstanding debentures or outstanding PATS or we are unable to accept for exchange validly tendered outstanding debentures or outstanding PATS, then the exchange agent may, nevertheless, on our behalf, retain tendered outstanding debentures and outstanding PATS, without prejudice to our rights described under "--Expiration Date; Extensions; Termination; Amendments," "--Withdrawal of Tenders" and "--Conditions to the Exchange Offer," subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.

If any tendered outstanding debentures or outstanding PATS are not accepted for exchange for any reason, or if certificates are submitted evidencing more outstanding debentures or outstanding PATS than those that are tendered, certificates evidencing outstanding debentures or outstanding PATS that are not exchanged will be returned, without expense, to the tendering holder, or, in the case of outstanding debentures or outstanding PATS tendered by book-entry transfer into the exchange agent's account at a book-entry transfer facility under the procedure set forth under "--Procedures for Tendering Outstanding Securities--Book-Entry Transfer," such outstanding debentures and outstanding PATS will be credited to the account maintained at such book-entry transfer facility from which such outstanding debentures or outstanding PATS were delivered, unless otherwise required by such holder under "Special Delivery Instructions" in the letter of transmittal, promptly following the exchange date or the termination of the exchange offer.

Tendering holders of outstanding debentures and outstanding PATS exchanged in the exchange offer will not be obligated to pay brokerage commissions or transfer taxes with respect to the exchange of their outstanding debentures or outstanding PATS other than as described in "--Transfer Taxes" or in Instruction 9 to the letter of transmittal. We will pay all other charges and expenses in connection with the exchange offer.

PROCEDURES FOR TENDERING OUTSTANDING SECURITIES

Any beneficial owner whose outstanding debentures or outstanding PATS are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or held through a book-entry transfer facility and who wishes to tender outstanding debentures or outstanding PATS should contact such registered holder promptly and instruct such registered holder to tender outstanding debentures or outstanding PATS on such beneficial owner's behalf.

Tender of Outstanding Securities Held Through DTC. The exchange agent and DTC have confirmed that the exchange offer is eligible for the DTC automated tender offer program. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer outstanding debentures or outstanding PATS to the exchange agent in accordance with DTC's automated tender offer program procedures for transfer. DTC will then send an agent's message to the exchange agent.

The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgement from the participant in DTC tendering outstanding debentures or outstanding PATS that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant. In the case of an agent's message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent, which states that DTC has received

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 18

--------------------------------------------------------------------------------

an express acknowledgement from the participant in DTC tendering outstanding debentures or outstanding PATS that they have received and agree to be bound by the notice of guaranteed delivery.

Tender of Outstanding Securities Held in Physical Form. For a holder to validly tender outstanding debentures or outstanding PATS held in physical form:

  - the exchange agent must receive at its address set forth in this prospectus a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal; and

  - the exchange agent must receive certificates for tendered outstanding debentures or outstanding PATS at such address, or such outstanding debentures or outstanding PATS must be transferred pursuant to the procedures for book-entry transfer described above. A confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date of the exchange offer. A holder who desires to tender outstanding debentures or outstanding PATS and who cannot comply with the procedures set forth herein for tender on a timely basis or whose outstanding debentures or outstanding PATS are not immediately available must comply with the procedures for guaranteed delivery set forth below.

LETTERS OF TRANSMITTAL AND OUTSTANDING DEBENTURES AND OUTSTANDING PATS SHOULD BE SENT ONLY TO THE EXCHANGE AGENT AND NOT TO US OR TO ANY BOOK-ENTRY TRANSFER FACILITY.

THE METHOD OF DELIVERY OF OUTSTANDING DEBENTURES, OUTSTANDING PATS, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER TENDERING OUTSTANDING DEBENTURES AND OUTSTANDING PATS. DELIVERY OF SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF SUCH DELIVERY IS BY MAIL, WE SUGGEST THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE OF THE EXCHANGE OFFER TO PERMIT DELIVERY TO THE EXCHANGE AGENT PRIOR TO SUCH DATE. NO ALTERNATIVE, CONDITIONAL OR CONTINGENT TENDERS OF OUTSTANDING DEBENTURES OR OUTSTANDING PATS WILL BE ACCEPTED.

Signature Guarantees. Signatures on the letter of transmittal must be guaranteed by an eligible institution unless:

  - the letter of transmittal is signed by the registered holder of the outstanding debentures or outstanding PATS tendered therewith, or by a participant in one of the book-entry transfer facilities whose name appears on a security position listing it as the owner of those outstanding debentures or outstanding PATS, or if any outstanding debentures or outstanding PATS for principal amounts not tendered are to be issued directly to the holder, or, if tendered by a participant in one of the book-entry transfer facilities, any outstanding debentures or outstanding PATS for principal amounts not tendered or not accepted for exchange are to be credited to the participant's account at the book-entry transfer facility, and neither the "Special Issuance Instructions" nor the "Special Delivery Instructions" box on the letter of transmittal has been completed, or

  - the outstanding debentures or outstanding PATS are tendered for the account of an eligible institution.

An eligible institution is a firm that is a participant in the Security Transfer Agents Medallion Program or the Stock Exchanges Medallion Program, which is generally a member of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office in the United States.

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                                                                              19

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Book-Entry Transfer.  The exchange agent will seek to establish a new account or utilize an outstanding account with respect to the outstanding debentures and outstanding PATS at DTC promptly after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility system and whose name appears on a security position listing it as the owner of the outstanding debentures or outstanding PATS may make book-entry delivery of outstanding debentures or outstanding PATS by causing the book-entry transfer facility to transfer such outstanding debentures or outstanding PATS into the exchange agent's account. HOWEVER, ALTHOUGH DELIVERY OF OUTSTANDING DEBENTURES AND OUTSTANDING PATS MAY BE EFFECTED THROUGH BOOK-ENTRY TRANSFER INTO THE EXCHANGE AGENT'S ACCOUNT AT A BOOK-ENTRY TRANSFER FACILITY, A PROPERLY COMPLETED AND VALIDLY EXECUTED LETTER OF TRANSMITTAL, OR A MANUALLY SIGNED FACSIMILE THEREOF, MUST BE RECEIVED BY THE EXCHANGE AGENT AT ITS ADDRESS SET FORTH IN THIS PROSPECTUS ON OR PRIOR TO THE EXPIRATION DATE OF THE EXCHANGE OFFER, OR ELSE THE GUARANTEED DELIVERY PROCEDURES DESCRIBED BELOW MUST BE COMPLIED WITH. The confirmation of a book-entry transfer of outstanding debentures or outstanding PATS into the exchange agent's account at a book-entry transfer facility is referred to in this prospectus as a "book-entry confirmation." Delivery of documents to the book-entry transfer facility in accordance with that book-entry transfer facility's procedures does not constitute delivery to the exchange agent.

Guaranteed Delivery. If you wish to tender your outstanding debentures or outstanding PATS and:

  - certificates representing your outstanding debentures or outstanding PATS are not lost but are not immediately available;

  - time will not permit your letter of transmittal, certificates representing your outstanding debentures or outstanding PATS and all other required documents to reach the exchange agent on or prior to the expiration date of the exchange offer, or

  - the procedures for book-entry transfer cannot be completed on or prior to the expiration date of the exchange offer,

then, you may tender if both of the following are complied with:

  -  your tender is made by or through an eligible institution; and

  - on or prior to the expiration date of the exchange offer, the exchange agent has received from the eligible institution a properly completed and validly executed notice of guaranteed delivery, by manually signed facsimile transmission, mail or hand delivery, in substantially the form provided with this prospectus.

The notice of guaranteed delivery must:

  - set forth your name and address, the registered number(s) of your outstanding debentures or outstanding PATS and the principal amount of outstanding debentures or outstanding PATS tendered;

  -  state that the tender is being made thereby;

  - guarantee that, within three New York Stock Exchange trading days after the expiration date of the exchange offer, the letter of transmittal or facsimile thereof properly completed and validly executed, together with certificates representing the outstanding debentures or outstanding PATS, or a book-entry confirmation, and any other documents required by the letter of transmittal and the instructions thereto, will be deposited by the eligible institution with the exchange agent; and

  - the exchange agent receives the properly completed and validly executed letter of transmittal or facsimile thereof with any required signature guarantees, together with certificates for all outstanding debentures or outstanding PATS in proper form for transfer, or a book-entry

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 20

--------------------------------------------------------------------------------

     confirmation, and any other required documents, within three New York Stock Exchange trading days after the date of the notice of guaranteed delivery.

Other Matters. New debentures and new PATS will be issued in exchange for outstanding debentures and outstanding PATS accepted for exchange only after timely receipt by the exchange agent of:

  - certificates for (or a timely book-entry confirmation with respect to) your outstanding debentures or outstanding PATS, a properly completed and duly executed letter of transmittal or facsimile thereof with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message; and

  -  any other documents required by the letter of transmittal.

All questions as to the form of all documents and the validity, including time of receipt, and acceptance of all tenders of outstanding debentures or outstanding PATS will be determined by us, in our sole discretion, the determination of which shall be final and binding. ALTERNATIVE, CONDITIONAL OR CONTINGENT TENDERS OF OUTSTANDING DEBENTURES OR OUTSTANDING PATS WILL NOT BE CONSIDERED VALID. We reserve the absolute right to reject any or all tenders of outstanding debentures or outstanding PATS that are not in proper form or the acceptance of which, in our opinion, would be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding debentures or outstanding PATS.

Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding.

Any defect or irregularity in connection with tenders of outstanding debentures or outstanding PATS must be cured within the time we determine, unless waived by us. Tenders of outstanding debentures and outstanding PATS will not be deemed to have been made until all defects and irregularities have been waived by us or cured. Neither we, the exchange agent nor any other person will be under any duty to give notice of any defects or irregularities in tenders of outstanding debentures or outstanding PATS, or will incur any liability to holders for failure to give any such notice.

By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

  - any new debentures or new PATS that you receive will be acquired in the ordinary course of your business;

  - you have no arrangement or understanding with any person or entity to participate in the distribution of the new debentures or new PATS;

  - if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the new debentures or new PATS;

  - if you are a broker-dealer that will receive new debentures and new PATS for your own account in exchange for outstanding debentures or outstanding PATS that were acquired as a result of market-making activities, you will deliver a prospectus, as required by law, in connection with any resale of those new debentures and new PATS; and

  - you are not our "affiliate," as defined in Rule 405 of the Securities Act, or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

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                                                                              21

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WITHDRAWAL OF TENDERS

Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding debentures or outstanding PATS at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective:

  - the exchange agent must receive a written notice of withdrawal at its address set forth below under "--Exchange Agent," or

  - you must comply with the appropriate procedures of DTC's automated tender offer program system.

Any notice of withdrawal must:

  - specify the name of the person who tendered the outstanding debentures or outstanding PATS to be withdrawn; and

  - identify the outstanding debentures or outstanding PATS to be withdrawn, including the principal amount of the outstanding debentures or outstanding PATS.

If outstanding debentures or outstanding PATS have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding debentures or outstanding PATS and otherwise comply with the procedures of DTC.

We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal, and our determination shall be final and binding on all parties. We will deem any outstanding debentures or outstanding PATS so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any outstanding debentures or outstanding PATS that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of outstanding debentures or outstanding PATS tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, such outstanding debentures or outstanding PATS will be credited to an account maintained with DTC for the outstanding debentures or outstanding PATS. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn outstanding debentures or outstanding PATS by following one of the procedures described under "--Procedures for Tendering Outstanding Securities" at any time on or prior to the expiration date.

CONDITIONS TO THE EXCHANGE OFFER

We will not be required to accept for exchange, or exchange any new debentures for, any outstanding debentures tendered, nor will we be required to accept for exchange, or exchange any new PATS for, any outstanding PATS tendered, and we may terminate, extend or amend the exchange offer and may, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer, postpone the acceptance for exchange of outstanding debentures and outstanding PATS so tendered if, on or prior to the expiration date of the exchange offer, the following shall have occurred:

  - we have determined that the offering and sales under the registration statement, the filing of such registration statement or the maintenance of its effectiveness would require disclosure of or would interfere in any material respect with any material financing, merger, offering or other

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     transaction involving us or would otherwise require disclosure of nonpublic information that could materially and adversely affect us; or

  - we have determined that the exchange offer would violate any applicable law or interpretation of the staff of the SEC.

The conditions to the exchange offer are for our sole benefit and may be asserted by us in our sole discretion or may be waived by us, in whole or in part, in our sole discretion, whether or not any other condition of the exchange offer also is waived. We have not made a decision as to what circumstances would lead us to waive any condition, and any waiver would depend on circumstances prevailing at the time of that waiver. Any determination by us concerning the events described in this section shall be final and binding upon all persons.

ALTHOUGH WE HAVE NO PRESENT PLANS OR ARRANGEMENTS TO DO SO, WE RESERVE THE RIGHT TO AMEND, AT ANY TIME, THE TERMS OF THE EXCHANGE OFFER. WE WILL GIVE HOLDERS NOTICE OF ANY AMENDMENTS IF REQUIRED BY APPLICABLE LAW.

TRANSFER TAXES

We will pay all transfer taxes applicable to the transfer and exchange of outstanding debentures and outstanding PATS pursuant to the exchange offer. If, however:

  - delivery of the new debentures or new PATS and/or certificates for outstanding debentures or outstanding PATS for principal amounts not exchanged, are to be made to any person other than the record holder of the outstanding debentures or outstanding PATS tendered;

  - tendered certificates for outstanding debentures or outstanding PATS are recorded in the name of any person other than the person signing any letter of transmittal; or

  - a transfer tax is imposed for any reason other than the transfer and exchange of outstanding debentures or outstanding PATS to us or our order, then the amount of any such transfer taxes, whether imposed on the record holder or any other person, will be payable by the tendering holder prior to the issuance of the new debentures or new PATS.

CONSEQUENCES OF FAILURE TO EXCHANGE

If you do not exchange your outstanding debentures for new debentures or exchange your outstanding PATS for new PATS in the exchange offer, you will remain subject to the restrictions on transfer of the outstanding debentures or outstanding PATS:

  - as set forth in the legend printed on the debentures or PATS as a consequence of the issuance of the outstanding debentures or outstanding PATS pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

  - otherwise set forth in the memorandums distributed in connection with the private offerings of the outstanding debentures and outstanding PATS.

In general, you may not offer or sell the outstanding debentures or outstanding PATS unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding debentures or outstanding PATS under the Securities Act. Based on interpretations of the SEC staff, you may offer for resale, resell or otherwise transfer new debentures and new PATS issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that (1) you are

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not our "affiliate" within the meaning of Rule 405 under the Securities Act, (2)
you acquired the new debentures or new PATS in the ordinary course of your business and (3) you have no arrangement or understanding with respect to the distribution of the new debentures or new PATS to be acquired in the exchange offer. If you tender outstanding debentures or new PATS in the exchange offer for the purpose of participating in a distribution of the new debentures or new
PATS:

  -  you cannot rely on the applicable interpretations of the SEC; and

  - you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K.

EXCHANGE AGENT

Bank One Trust Company, N.A., has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or any other documents to the exchange agent. You should send certificates for outstanding debentures, outstanding PATS, letters of transmittal and any other required documents to the exchange agent addressed as follows:

                          Bank One Trust Company, N.A.
                                1 Bank One Plaza
                               Mail Code IL1-0134
                          Chicago, Illinois 60670-0134
                           Attention: Exchanges Floor
                        Global Corporate Trust Services

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DESCRIPTION OF THE NEW SECURITIES

We will issue the new debentures under an indenture dated as of November 10, 1997, as amended by a fifth supplemental indenture dated January 17, 2001, between us and Bank One Trust Company, N.A., as trustee. The outstanding debentures were also issued under this indenture and indenture supplement. The terms of the outstanding debentures are identical in all material respects to the terms of the new debentures, except that the outstanding debentures contain terms with respect to transfer restrictions (and therefore are not freely tradeable).

We will issue the new PATS under an indenture dated as of November 10, 1997, as amended by a fourth supplemental indenture dated January 17, 2001, between us and Bank One Trust Company, N.A., as trustee. The outstanding PATS were also issued under this indenture and indenture supplement. The terms of the outstanding PATS are identical in all material respects to the terms of the new PATS, except that the outstanding PATS contain terms with respect to transfer restrictions (and therefore are not freely tradeable).

The terms of the debentures and the PATS include those set forth in the indenture and those made a part of the indenture by reference to the Trust Indenture Act of 1939. The following description is a summary of the material provisions of the debentures, the PATS and the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the debentures and the PATS. Copies of the indenture are available at the offices of the trustee.

The new debentures and new PATS will be our unsecured and unsubordinated obligations ranking equally with our other outstanding unsecured and unsubordinated indebtedness.

TERMS AND CONDITIONS OF THE NEW DEBENTURES

The new debentures will mature on January 15, 2031. The new debentures will bear interest from their date of issuance at the rate of 7.50% per annum. Interest will be payable semi-annually on January 15 and July 15 of each year, beginning July 15, 2001, to the person in whose names the new debentures are registered at the close of business on the preceding January 1 and July 1, respectively, subject to certain exceptions. Interest on the new debentures will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The new debentures will be redeemable, in whole or in part, at any time, at our option, at a redemption price equal to the greater of:

  - 100% of the principal amount of the new debentures then outstanding to be redeemed, or

  - the sum of the present values of the remaining scheduled payments of principal and interest thereon from the redemption date to the maturity date computed by discounting such payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of 30 basis points plus the Adjusted Treasury Rate on the third Business Day prior to the redemption date, as calculated by an Independent Investment Banker.

We will mail notice of redemption at least 30 days but not more than 60 days before the applicable redemption date to each holder of the new debentures to be redeemed. If we elect to partially redeem the new debentures, the trustee will select in a fair and appropriate manner the new debentures to be redeemed.

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Upon the payment of the redemption price, plus accrued and unpaid interest, if any, to the date of redemption, interest will cease to accrue on and after the applicable redemption date on the new debentures or portions thereof called for redemption.

We may, without the consent of the holders of the new debentures, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the new debentures. Any additional notes will, together with the new debentures, constitute a single series of the debentures under the indenture. No additional debentures may be issued if an Event of Default has occurred with respect to the new debentures.

TERMS AND CONDITIONS OF THE NEW PATS

GENERAL

The new PATS will mature on January 15, 2016 unless extended to the tenth anniversary of the Floating Period Termination Date, in which case the new PATS will mature not later than January 15, 2017. We may be required to redeem the new PATS before that maturity. date as described in "--Put Option" below. We may also redeem some or all of the new PATS after the Fixed Rate Coupon Reset Date as described in "--Post-Coupon Reset Optional Redemption" below. The new PATS may also be purchased by the Callholder as described in "--Call Option" below.

The new PATS will initially be issued only in registered, book-entry form, in denominations of $1,000 and any integral multiples of $1,000 as described under "--Book-Entry Only Issuance -- The Depository Trust Company" below. We will issue global securities in denominations that together equal the total principal amount of the outstanding new PATS.

If any interest, principal or other payment date of the new PATS (including any payment date in connection with the Call Option or the Put Option as described below) does not fall on a Business Day, a payment otherwise payable on that day will be made on the next succeeding Business Day, and no interest will accrue in respect of the amounts which payment is so delayed for the period from and after such interest payment date, maturity date or other payment date, except that, in the case of an interest payment date or other payment date occurring during the Floating Rate Period, interest on principal will continue to accrue until the next succeeding Business Day.

INTEREST AND INTEREST PAYMENT DATES

The new PATS will bear interest at the rate of 6.75% per annum from the date of issuance of the outstanding PATS to, but excluding, January 15, 2006. We will pay interest semi-annually on January 15 and July 15 of each year, beginning on July 15, 2001.

We will pay interest on the new PATS, accruing from the Fixed Rate Coupon Reset Date, semi-annually on each day that is a six-month anniversary of that date. Interest on the new PATS from the Fixed Rate Coupon Reset Date will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Interest on the new PATS accruing during any Floating Rate Reset Period will be payable on the next following Reference Rate Reset Date if such date is a Business Day or, if not, then on the next following Business Day. Interest on the new PATS during the Floating Rate Period will be computed on the basis of the actual number of days in the applicable Floating Rate Reset Period over a 360-day year.

Interest payable on any interest payment date will be payable to the persons in whose names the new PATS are registered at the close of business on the Business Day immediately preceding the related interest payment date.

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Interest payments will be in the amount of interest accrued from and including the next preceding interest payment date (or from and including the date of issuance if no interest has been paid or duly provided for with respect to the new PATS) to but excluding the relevant interest payment date, Coupon Reset Date, redemption date or the maturity date, as the case may be.

Interest to be payable from and including each Coupon Reset Date will be calculated by UBS Warburg LLC, as the Calculation Agent appointed by us pursuant to the indenture. We will agree to indemnify the Calculation Agent against certain liabilities, arising out of or in connection with its duties under the indenture.

The indenture provides that the Calculation Agent may resign at any time as Calculation Agent effective ten Business Days after the delivery of written notice to us and the trustee. In such case, we may appoint a successor Calculation Agent.

The Calculation Agent, in its individual capacity, may buy, sell, hold and deal in new PATS and may exercise any vote or join in any action which any holder of new PATS may be entitled to exercise or take as if it were not the Calculation Agent. The Calculation Agent, in its individual capacity, may also engage in any transaction with us or any of our affiliates as if it were not the Calculation Agent.

If the Callholder elects to purchase the new PATS, then by 3:30 p.m., New York City time, on the third Business Day immediately preceding any applicable Coupon Reset Date, the Calculation Agent will determine either (a) the Floating Rate Spread, in the case of the Initial Coupon Reset Date where we have elected to exercise our Floating Period Option, or (b) the Interest Rate to Maturity, to the nearest one hundredth of one percent per annum, unless we are required to redeem the new PATS. Each Floating Period Interest Rate will equal the sum of the Reference Rate and the Floating Rate Spread, and the Interest Rate to Maturity will equal the sum of the Base Rate and the Applicable Spread. Both the Floating Rate Spread and the Applicable Spread will be based on the Dollar Price of the new PATS. The Floating Period Interest Rate, the Interest Rate to Maturity and the Dollar Price for the new PATS as announced by the Calculation Agent, absent manifest error, will be binding and conclusive upon the beneficial owners, us and the trustee.

FLOATING RATE PERIOD

Following the Callholder's election to purchase the new PATS in connection with the Initial Coupon Reset Date, but prior to the Floating Period Notification Date, which will be the fourth Business Day prior to the Initial Coupon Reset Date, we may elect to exercise our Floating Period Option. If we so elect, the new PATS will bear interest at the Floating Period Interest Rate until the Floating Period Termination Date, which will be the earlier of January 15, 2007, or the date which otherwise would be the Reference Rate Reset Date following the Floating Period Termination Notification Date. The Floating Period Termination Notification Date will be at least four Business Days prior to such Reference Rate Reset Date. In the event that we exercise our Floating Period Option, the maturity date of the new PATS will be extended to the tenth anniversary of the Floating Period Termination Date, in which case the new PATS will mature not later than January 15, 2017.

The amount of interest payable for each day that the new PATS are outstanding during the Floating Rate Period will be calculated by dividing the Floating Period Interest Rate in effect for such day by 360 and multiplying the result by the Dollar Price. The amount of interest payable for any Floating Rate Reset Period will be calculated by adding the interest payable for each day in the Floating Rate Reset Period.

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COUPON RESET PROCESS

If the Callholder has exercised the Call Option as set forth below under "--Call Option," we and the Calculation Agent will complete the following steps in order to determine each Coupon Reset Rate. We and the Calculation Agent will use reasonable efforts to cause the actions contemplated below to be completed in as timely a manner as possible.

     (a) We will provide the Calculation Agent with a list, no later than five Business Days prior to the applicable Coupon Reset Date, containing the names and addresses of up to five Reference Corporate Dealers or Reference Money Market Dealers, as the case may be, from which it desires the Calculation Agent to obtain Fixed Rate Bids or Floating Rate Bids for the purchase of the new PATS.

     (b) Within one Business Day following receipt by the Calculation Agent of the dealer list referred to above, the Calculation Agent will provide to each dealer on that list:

      - a copy of the Confidential Offering Memorandum dated January 11, 2001 relating to the original offering of the PATS;

      -  a copy of the form of the new PATS; and

      - a written request that each dealer submit a Fixed Rate Bid or Floating Rate Bid, as the case may be, to the Calculation Agent by 3:30 p.m., New York City time (the "Bid Deadline"), on the third Business Day prior to the Coupon Reset Date (the "Bid Date").

     Each dealer will be provided with:

      -  our name

      -  an estimate of the Dollar Price;

      -  the principal amount and maturity of the new PATS; and

      -  the method by which interest will be calculated on the new PATS.

     (c) Following receipt of the bids, the Calculation Agent will provide written notice to us of:

      - the name of each of the dealers from whom the Calculation Agent received bids on the Bid Date;

      -  the bid submitted by each of those dealers; and

      -  the Dollar Price.

     (d) Immediately after calculating the Coupon Reset Rate, the Calculation Agent will provide written notice of that Coupon Reset Rate to us, the trustee and the dealer submitting the lowest applicable bid.

CALL OPTION

On a Business Day not earlier than 20 Business Days prior to the Initial Coupon Reset Date, and not later than 4:00 p.m., New York City time, on the 15th Business Day prior to the Initial Coupon Reset Date, the Callholder will notify us and the trustee as to whether it elects to purchase the new PATS for remarketing.

If the Callholder so elects, the new PATS will be subject to mandatory tender, and will be deemed tendered, to the Callholder for purchase and remarketing, and the Callholder will be obligated to purchase and remarket the new PATS, on the Initial Coupon Reset Date and, if we choose to exercise our Floating Period Option, on the Floating Period Termination Date, in accordance with the terms

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and subject to the conditions described in the indenture; provided, however, that if the Initial Coupon Reset Date or Floating Period Termination Date is not a Business Day, the foregoing actions will be taken on the next succeeding Business Day.

On the Fixed Rate Coupon Reset Date, the new PATS will be remarketed by the Callholder at a fixed rate of interest equal to the Interest Rate to Maturity. If the Callholder elects to purchase the new PATS and if we exercise our Floating Period Option, the maturity of the new PATS will be automatically extended to the tenth anniversary of the Floating Period Termination Date. If we so elect, the new PATS will bear interest at the Floating Period Interest Rate until the Floating Period Termination Date, at which time the new PATS will be remarketed at a fixed rate of interest equal to the Interest Rate to Maturity unless we are required to redeem the new PATS.

The call price of the tendered new PATS will be equal to 100% of their aggregate principal amount on the Initial Coupon Reset Date, or the Dollar Price on the Floating Period Termination Date. In the event of exercise of the Call Option, then (i) not later than 12:00 noon, New York City time, on the Initial Coupon Reset Date or the Floating Period Termination Date, as the case may be, the Callholder will deliver the call price in immediately available funds to the trustee for payment of the call price on that Coupon Reset Date and (ii) the holders of the new PATS will be required to deliver the new PATS to the Callholder against payment therefor on that Coupon Reset Date through the facilities of DTC; provided, however, that if any Coupon Reset Date is not a Business Day, the actions required by the foregoing clauses will be taken on the next succeeding Business Day.

If the Callholder elects to exercise the Call Option, the obligation of the Callholder to pay the call price is subject to various conditions precedent. In addition, the Call Option may be terminated in certain circumstances prior to the time the Callholder exercises the Call Option. No holder of new PATS shall have any rights or claims against the Callholder as a result of the Callholder purchasing or not purchasing the new PATS.

If the Callholder elects to exercise the Call Option, on the applicable Coupon Reset Date or, if such Coupon Reset Date is not a Business Day, on the next succeeding Business Day, the Callholder will sell the aggregate principal amount of the new PATS at the Dollar Price to the Reference Corporate Dealer or to the Reference Money Market Dealer, whichever is applicable, providing the lowest Fixed or Floating Rate Bid, in the case of the Initial Coupon Reset Date, or the lowest Fixed Rate Bid, in the case of the Floating Period Termination Date. If the lowest applicable Bid is submitted by two or more of the applicable Reference Dealers, the Callholder will sell the new PATS to one or more of such Reference Dealers, as it will determine in its sole discretion.

If for any reason the Callholder does not purchase the new PATS on the relevant Coupon Reset Date, or if such Coupon Reset Date is not a Business Day, on the next succeeding Business Day, we will be required to redeem the new PATS at a price equal to 100% of their aggregate principal amount, plus accrued and unpaid interest, if any, if such Coupon Reset Date is the Initial Coupon Reset Date, or at the Dollar Price, plus accrued and unpaid interest, if any, if such Coupon Reset Date is the Floating Period Termination Date. See "--Put Option" below.

PUT OPTION

If the Call Option has not been exercised, or in the event the Callholder is not required or fails to deliver the call price to the trustee not later than 12:00 noon, New York City time, on the relevant Coupon Reset Date, or if such Coupon Reset Date is not a Business Day at such time on the next succeeding Business Day, the trustee will be required for and on behalf of the holders of the new PATS to exercise the option to put the new PATS to us pursuant to the indenture. Upon exercise of the Put Option, we will be required to redeem all of the new PATS on the applicable Coupon Reset Date at a redemption price equal to 100% of the aggregate principal amount of the new PATS, if such Coupon

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Reset Date is the Initial Coupon Reset Date, or at the Dollar Price on the
Floating Period Termination Date (in each case, the "Put Redemption Price"). The Put Option will be exercised automatically by the trustee, on behalf of the holders, if the Call Option has not been exercised, or in the event the Callholder is not required or fails to deliver the call price to the trustee. If the trustee exercises the Put Option, we will deliver the Put Redemption Price to the trustee, together with the accrued and unpaid interest due on the applicable Coupon Reset Date, by no later than 2:00 p.m., New York City time, on such Coupon Reset Date, or if such Coupon Reset Date is not a Business Day at such time on the next succeeding Business Day, and the holders of the new PATS will be required to deliver the new PATS to us against payment therefor on the Coupon Reset Date through the facilities of DTC. No holder of any new PATS or interest therein has the right to consent or object to the trustee's duty to exercise the Put Option.

POST-COUPON RESET OPTIONAL REDEMPTION

After the Fixed Rate Coupon Reset Date, the new PATS are redeemable, in whole or in part, at any time, at our option, at a redemption price equal to the greater of:

  - 100% of the principal amount of the new PATS then outstanding to be redeemed, or

  - the sum of the present values of the remaining scheduled payments of principal and interest thereon from the redemption date to the maturity date calculated by discounting such payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of 20 basis points plus the Adjusted Treasury Rate on third Business Day prior to the redemption date, as calculated by an Independent Investment Banker.

We will mail notice of redemption at least 30 days but not more than 60 days before the applicable redemption date to each holder of the new PATS to be redeemed. If we elect to partially redeem the new PATS, the trustee will select in a fair and appropriate manner the new PATS to be redeemed.

Upon the payment of the redemption price plus accrued and unpaid interest, if any, to the date of redemption, interest will cease to accrue on and after the applicable redemption date on the new PATS or portions thereof called for redemption.

SETTLEMENT

In the event that the new PATS are purchased by the Callholder, the Callholder will pay to the trustee, in same day funds not later than 12:00 noon, New York City time, on the Initial Coupon Reset Date, or if such Coupon Reset Date is not a Business Day, at such time on the next succeeding Business Day, an amount equal to 100% of the aggregate principal amount of the new PATS or on the Floating Period Termination Date, or if such Floating Period Termination Date is not a Business Day, on the next succeeding Business Day an amount equal to the Dollar Price.

On any such Coupon Reset Date, or if such Coupon Reset Date is not a Business Day, on the next succeeding Business Day, the Callholder will cause the trustee to make payment of the purchase price for the tendered new PATS that have been purchased for remarketing by the Callholder to DTC for the payment to the DTC participant of each tendering beneficial owner of new PATS. This payment will be made against delivery through DTC of the beneficial owner's new PATS by book-entry through DTC by the close of business on the Coupon Reset Date, or if such Coupon Reset Date is not a Business Day, on the next succeeding Business Day.

We will also make or cause the trustee to make, payment of interest to DTC for payment to the DTC Participant of each beneficial owner of new PATS, due on a Coupon Reset Date by book-entry through

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DTC, by the close of business on such Coupon Reset Date, or if such Coupon Reset
Date is not a Business Day, on the next succeeding Business Day.

The transactions described above will be executed on the applicable Coupon Reset Date, or if such Coupon Reset Date is not a Business Day, on the next succeeding Business Day, through DTC in accordance with the procedures of DTC, and the accounts of the respective Participants will be debited and credited, and the new PATS delivered by book-entry as necessary to effect the purchases and sales thereof.

All payments of principal and interest in respect of the new PATS in book-entry form will be made in immediately available funds. The new PATS will trade in DTC's Same-Day Funds Settlement System until the maturity date, as it may be extended, or the Post-Coupon Reset Redemption Date, as the case may be, or until the new PATS are issued in certificated form. Secondary market trading activity in the new PATS will be required by DTC to settle in immediately available funds.

The tender and settlement procedures described above, including the provisions for payment to selling beneficial owners of tendered new PATS, or for payment by the purchasers of new PATS, in a remarketing, may be modified to the extent required by DTC or, if the book-entry system is no longer available for the new PATS at the time of a remarketing, to the extent required to facilitate the tendering and remarketing of new PATS in certificated form. In addition, the Callholder may modify the settlement procedures set forth above in order the facilitate the settlement process.

As long as DTC or its nominee holds a certificate representing the new PATS in the book-entry system of DTC, no certificates for the new PATS will be delivered to any beneficial owner. In addition, under the terms of new PATS, and the indenture, we have agreed that (1) we will use our reasonable best efforts to maintain the new PATS in book-entry form with DTC or any successor thereto, and to appoint a successor depositary to the extent necessary to maintain the new PATS in book-entry form, and (2) we will waive any discretionary right we otherwise have under our indenture to cause the new PATS to be issued in certificated form.

CALLHOLDER

If the Callholder elects to purchase the new PATS, the Callholder will not receive any fees or reimbursement of expenses from us in connection with the purchase and remarketing of the new PATS.

On or after the Fixed Rate Coupon Reset Date, we may at any time purchase any new PATS at any price in the open market or otherwise. The new PATS so purchased by us may, at our discretion, be held, resold or surrendered to the trustee for cancellation.

RECENT ACCOUNTING DEVELOPMENTS

For purposes of financial accounting and reporting for publicly held companies, the Securities and Exchange Commission may require prospective investors to separately account for the Callholder's option to purchase and to remarket the new PATS on the Initial Coupon Reset Date. Persons considering investing in the new PATS, who are required to file financial reports with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, should consult their own accounting advisors concerning potential reporting requirements.

TERMS AND CONDITIONS APPLICABLE TO THE NEW DEBENTURES AND THE NEW PATS

COVENANTS

Liens. The indenture refers to any of our instruments securing indebtedness, such as a mortgage, pledge, lien, security interest or encumbrance on any of our property, as a "mortgage." The indenture further provides that, subject to certain exceptions, we will not, nor will we permit any subsidiary to,

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issue, assume or guarantee any indebtedness secured by a mortgage unless we provide equal and proportionate security for the senior debt securities we issue under the indenture. Among these exceptions are:

  -  certain purchase money mortgages;

  - certain preexisting mortgages on any property acquired or constructed by us or a subsidiary;

  - certain mortgages created within one year after completion of such acquisition or construction;

  - certain mortgages created on any contract for the sale of products or services related to the operation or use of any property acquired or constructed within one year after completion of such acquisition or construction;

  - mortgages on property of a subsidiary existing at the time it became our subsidiary; and

  - mortgages, other than as specifically excepted, in an aggregate amount which, at the time of, and after giving effect to, the incurrence does not exceed five percent of Consolidated Net Tangible Assets.

Consolidation, Merger, Conveyance of Assets. The indenture provides, in general, that we will not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless:

  - the corporation, limited liability company, limited partnership, joint stock company or trust formed by such consolidation or into which we are merged or the person which acquires such assets expressly assumes our obligations under the indenture and the debt securities issued under the indenture; and

  - immediately after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing.

Event Risk. Except for the limitations on liens described above, none of the indenture, the debentures nor the PATS contains any covenants or other provisions designed to afford holders of the new debentures or the new PATS protection in the event of a highly leveraged transaction involving us or any restrictions on the amount of additional indebtedness that we may issue.

MODIFICATION OF THE INDENTURE

The indenture provides that we and the trustee may enter into supplemental indentures which conform to the provisions of the Trust Indenture Act of 1939 without the consent of the holders to, in general:

  -  secure any debt securities;

  -  evidence the assumption by a successor person of our obligations;

  -  add further covenants for the protection of the holders;

  - cure any ambiguity or correct any inconsistency in the indenture, so long as such action will not adversely affect the interests of the holders;

  -  establish the form or terms of debt securities of any series; and

  -  evidence the acceptance of appointment by a successor trustee.

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The indenture also permits us and the trustee to:

  -  add any provisions to the indenture;

  -  change in any manner the indenture;

  -  eliminate any of the provisions of the indenture; and

  - modify in any way the rights of the holders of debt securities of each series affected.

The above actions require the consent of the holders of at least a majority in principal amount of debt securities of each series issued under the indenture then outstanding and affected. These holders will vote as one class to approve such changes. The 7.50% Debentures and the new PATS will constitute two different series under the indenture.

Such changes must, however, conform to the Trust Indenture Act of 1939 and we and the trustee may not, without the consent of each holder of outstanding debt securities affected thereby:

  -  extend the final maturity of the principal of any debt securities;

  -  reduce the principal amount of any debt securities;

  - reduce the rate or extend the time of payment of interest on any debt securities;

  -  reduce any amount payable on redemption of any debt securities;

  - change the currency in which the principal, including any amount in respect of original issue discount, or interest on any debt securities is payable;

  - reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy;

  - alter certain provisions of the indenture relating to debt securities not denominated in U.S. dollars or for which conversion to another currency is required to satisfy the judgment of any court;

  - impair the right to institute suit for the enforcement of any payment on any debt securities when due; or

  - reduce the percentage in principal amount of debt securities of any series issued under the applicable indenture, the consent of the holders of which is required for any such modification.

EVENTS OF DEFAULT

In general, the indenture defines an event of default with respect to debt securities of any series issued under the indenture as being:

     (a) default in payment of any principal of the debt securities of such series, either at maturity, upon any redemption, by declaration or otherwise;

     (b) default for 30 days in payment of any interest on any debt securities of such series unless otherwise provided;

     (c) default for 90 days after written notice in the observance or performance of any covenant or warranty in the debt securities of such series or the indenture other than

     - default in or breach of a covenant which is dealt with otherwise below, or

     - if certain conditions are met, if the events of default described in this clause (c) are the result of changes in generally accepted accounting principles; or

     (d)  certain events of bankruptcy, insolvency or reorganization of us.

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In general, the indenture provides that if an event of default described in clauses (a), (b) or (c) above occurs and does not affect all series of debt securities then outstanding, the trustee or the holders of debt securities may then declare the following amounts to be due and payable immediately:

  - the entire principal of all debt securities of each series affected by the event of default; and

  -  the interest accrued on such principal.

Such a declaration by the holders requires the approval of at least 25 percent in principal amount of the debt securities of each series issued under the indenture and then outstanding, treated as one class, which are affected by the event of default.

The indenture also generally provides that if a default described in clause (c) above which is applicable to all series of debt securities then outstanding or certain events of bankruptcy, insolvency and reorganization of us occur and are continuing, the trustee or the holders of debt securities may declare the entire principal of all such debt securities and interest accrued thereon to be due and payable immediately. This declaration by the holders requires the approval of at least 25 percent in principal amount of all debt securities issued under the indenture and then outstanding, treated as one class. Upon certain conditions, the holders of a majority in aggregate principal amount of the debt securities of all such affected series then outstanding may annul such declarations and waive the past defaults. However, the majority holders may not annul or waive a continuing default in payment of principal of, premium, if any, or interest on such debt securities.

The indenture provides that the holders of debt securities issued under the indenture, treated as one class, will indemnify the trustee before the trustee exercises any of its rights or powers under the indenture. This indemnification is subject to the trustee's duty to act with the required standard of care during a default. The holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected, treated as one class, issued under the indenture may direct the time, method and place of:

  -  conducting any proceeding for any remedy available to the trustee, or

  -  exercising any trust or power conferred on the trustee.

This right of the holders of debt securities is, however, subject to the provisions in the indenture providing for the indemnification of the trustee and other specified limitations.

In general, the indenture provides that holders of debt securities issued under the indenture may only institute an action against us under the indenture if the following four conditions are fulfilled:

  - the holder previously has given to the trustee written notice of default and the default continues;

  - the holders of at least 25 percent in principal amount of the debt securities of each affected series (treated as one class) issued under the indenture and then outstanding have both (1) requested the trustee to institute such action and (2) offered the trustee reasonable indemnity;

  - the trustee has not instituted such action within 60 days of receipt of such request; and

  - the trustee has not received direction inconsistent with such written request by the holders of a majority in principal amount of the debt securities of each affected series (treated as one class) issued under the indenture and then outstanding.

The above four conditions do not apply to actions by holders of the debt securities under the indenture against us for payment of principal or interest on or after the due date provided. The indenture contains a covenant that we will file annually with the trustee a certificate of no default or a certificate specifying any default that exists.

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DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

We can discharge or defease our obligations under the indenture as set forth below.

Under terms satisfactory to the trustee, we may discharge certain obligations to holders of any series of debt securities issued under the indenture which have not already been delivered to the trustee for cancellation. Such debt securities must also:

  -  have become due and payable;

  -  be due and payable by their terms within one year; or

  -  be scheduled for redemption by their terms within one year.

We may discharge any series of debt securities by irrevocably depositing an amount certified to be sufficient to pay at maturity or upon redemption the principal of and interest on such debt securities. We may make such deposit in cash or, in the case of debt securities payable only in U.S. dollars, U.S. Government Obligations, as defined in the indenture.

We may also, upon satisfaction of the conditions listed below, discharge certain obligations to holders of any series of debt securities issued under the indenture at any time ("Defeasance"). Under terms satisfactory to the trustee, we may be released with respect to any outstanding series of debt securities issued under the indenture from the obligations imposed by sections 3.6 and 9.1. These sections contain the covenants described above limiting liens and consolidations, mergers and conveyances of assets. Also under terms satisfactory to the trustee, we may omit to comply with these sections without creating an event of default ("Covenant Defeasance"). Defeasance or Covenant Defeasance may be effected only if, among other things:

  - we irrevocably deposit with the trustee cash or, in the case of debt securities payable only in U.S. dollars, U.S. Government Obligations as trust funds in an amount certified to be sufficient to pay at maturity or upon redemption the principal of and interest on all outstanding debt securities of such series issued under the indenture; and

  - we deliver to the trustee an opinion of counsel to the effect that the holders of this series of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such Defeasance or Covenant Defeasance. Such opinion must further state that these holders will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if Defeasance or Covenant Defeasance had not occurred. In the case of a Defeasance, this opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of the indenture, since this result would not occur under current tax law.

CONCERNING THE TRUSTEE

The trustee is one of a number of banks with which we and our subsidiaries maintain ordinary banking relationships and with which we and our subsidiaries maintain credit facilities.

GOVERNING LAW

The indenture, the new debentures and the new PATS are governed by, and construed in accordance with, the laws of the State of New York.

DEFINED TERMS

Set forth below are some of the definitions of the defined terms used in this prospectus in describing the new debentures and the new PATS.

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"Adjusted Treasury Rate" means, with respect to any redemption date for the new debentures and any Post-Coupon Reset Redemption Date for the new PATS, as the case may be:

  - the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Optional Redemption Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the applicable securities, yields for the two published maturities most closely corresponding to the Optional Redemption Comparable Treasury Issue will be determined and the Adjusted Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

  - if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Optional Redemption Comparable Treasury Issue, calculated using a price for the Optional Redemption Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Optional Redemption Comparable Treasury Price for such redemption date.

"Applicable Spread" means the lowest Fixed Rate Bid, expressed as a spread (in the form of a percentage or in basis points) above the Base Rate for the new PATS, obtained by the Calculation Agent by 3:30 p.m., New York City time, on the Fixed Rate Determination Date, from the Fixed Rate Bids quoted to the Calculation Agent by up to five Reference Corporate Dealers.

"Base Rate" means 5.66%.

"Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions in New York City are authorized or obligated by law or executive order to close.

"Calculation Agent" means the Calculation Agent appointed pursuant to the Indenture, initially UBS Warburg LLC.

"Call Notice" means notice by the Callholder to us and the trustee that it elects to purchase the new PATS for remarketing on the Initial Coupon Reset Date.

"Call Option" means the option of the Callholder which, if exercised, results in the obligation of the Callholder to purchase the new PATS for remarketing on the Initial Coupon Reset Date, and, if we exercise our Floating Period Option, to purchase the securities of this series for remarketing on the Fixed Rate Coupon Reset Date, as described under "Description of the New Securities--New PATS--Call Option."

"Comparable Treasury Issues" for the new PATS means the U.S. Treasury security or securities selected by the Calculation Agent, as of the first Determination Date, as having an actual or interpolated maturity or maturities comparable to the remaining term of the new PATS being purchased by the Callholder.

"Comparable Treasury Price" means, with respect to the Initial Coupon Reset
Date:

  - the offer prices for the Comparable Treasury Issues (expressed, in each case, as a percentage of its principal amount) at 12:00 noon, New York City time, on the first Determination Date, as set forth on "Telerate Page 500" (or such other page as may replace "Telerate Page 500") or

  - if such page (or any successor page) is not displayed or does not contain such offer prices on such Determination Date, the average of the Reference Treasury Dealer Quotations for such

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     Determination Date, after excluding the highest and lowest such Reference
     Treasury Dealer Quotations, or if the Calculation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

"Consolidated Funded Indebtedness" means the aggregate of all of our outstanding Funded Indebtedness and the outstanding Funded Indebtedness of our consolidated Subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles.

"Consolidated Net Tangible Assets" means the total assets appearing on our consolidated balance sheet less, in general:

  -  intangible assets;

  - current and accrued liabilities (other than Consolidated Funded Indebtedness and capitalized rentals or leases), deferred credits, deferred gains and deferred income;

  -  reserves;

  - advances to finance oil or natural gas exploration and development to the extent that the indebtedness related thereto is excluded from Funded Indebtedness;

  - an amount equal to the amount excluded from Funded Indebtedness representing the "production payment" financing of oil and gas exploration and development; and

  -  minority stockholder interests.

"Coupon Reset Date(s)" means (1) January 15, 2006, assuming the Callholder has elected to purchase the new PATS and we have not elected to exercise our Floating Period Option, or (2) January 15, 2006 and the Floating Period Termination Date, if, in the case of the Floating Period Termination Date, we have elected to exercise our Floating Period Option.

"Coupon Reset Rate" means the interest rate to be paid on the new PATS from and including each Coupon Reset Date.

"Determination Date" means each of the Floating Rate Spread Determination Date or Fixed Rate Determination Date.

"Dollar Price" means, with respect to the new PATS and as determined by the Calculation Agent, (1) the principal amount of the new PATS, plus (2) the premium equal to the excess, if any, of (A) the present value, as of the Initial Coupon Reset Date, of the Remaining Scheduled Payments for such new PATS, discounted to the Initial Coupon Reset Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, over (B) the principal amount of the new PATS.

"Fixed Rate Bid" means an irrevocable offer to purchase the aggregate outstanding principal amount of the new PATS at the Dollar Price, but assuming:

  - a settlement date that is the Fixed Rate Coupon Reset Date applicable to such new PATS;

  - a maturity date that is the tenth anniversary of the Fixed Rate Coupon Reset Date; and

  - a stated annual interest rate equal to the Base Rate plus the spread bid by the applicable Reference Corporate Dealer.

"Fixed Rate Coupon Reset Date" means January 15, 2006, assuming the Callholder has elected to purchase the new PATS and we have not elected to exercise our Floating Period Option, or the Floating Period Termination Date in the event that we have elected to exercise our Floating Period Option.

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"Fixed Rate Determination Date" means the third Business Day prior to the Fixed
Rate Coupon Reset Date.

"Floating Period Interest Rate" means the sum of the Reference Rate and the Floating Rate Spread.

"Floating Period Notification Date" means the fourth Business Day prior to the Initial Coupon Reset Date.

"Floating Period Option" means our right, on any date after the Callholder elects to purchase the new PATS but prior to the fourth Business Day prior to the Initial Coupon Reset Date, to require the Callholder to remarket the new PATS at the Floating Period Interest Rate.

"Floating Period Termination Date" means the earlier of January 15, 2007 or the date which otherwise would be the first Reference Rate Reset Date following the Floating Period Termination Notification Date.

"Floating Period Termination Notification Date" means the date on which we give notice to the Callholder and the trustee of our election to terminate the Floating Rate Period which shall be at least four Business Days prior to the next Reference Rate Reset Date.

"Floating Rate Bid" means an irrevocable offer to purchase the aggregate outstanding principal amount of the new PATS at the Dollar Price, but assuming:

  -  a settlement date that is the Floating Rate Coupon Reset Date;

  -  a maturity date equal to the Floating Period Termination Date;

  - a stated annual interest rate equal to the Reference Rate plus the Floating Rate Spread;

  - that the new PATS are subject to mandatory tender to and purchase by the Callholder at the Dollar Price on the Floating Period Termination Date; and

  - that we will redeem the new PATS at the Dollar Price on the Floating Period Termination Date, if not previously purchased by the Callholder.

"Floating Rate Coupon Reset Date" means January 15, 2006 in the event we have elected to exercise our Floating Period Option.

"Floating Rate Period" means the period from and including the Floating Rate Coupon Reset Date to but excluding the Floating Period Termination Date.

"Floating Rate Reset Period" means the period from and including the first Reference Rate Reset Date, to but excluding the next following Reference Rate Reset Date, and thereafter the period from and including a Reference Rate Reset Date to but excluding the next following Reference Rate Reset Date; provided that the final Floating Rate Reset Period will run to but exclude the Floating Period Termination Date.

"Floating Rate Spread" means the lowest Floating Rate Bid expressed as a spread (in the form of a percentage or in basis points) above the Reference Rate for the new PATS obtained by the Calculation Agent by 3:30 p.m., New York City time, on the Floating Rate Spread Determination Date, from the Floating Rate Bids quoted to the Calculation Agent by up to five Reference Money Market Dealers

"Floating Rate Spread Determination Date" means the third Business Day prior to the Floating Rate Coupon Reset Date.

"Funded Indebtedness" means any indebtedness which matures more than one year after the date the amount of Funded Indebtedness is being determined, less any such indebtedness as will be retired by any deposit or payment required to be made within one year from such date under any prepayment

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provision, sinking fund, purchase fund or otherwise. Funded Indebtedness does not, however, include our indebtedness or the indebtedness of any of our subsidiaries incurred to finance outstanding advances to others to finance oil or natural gas exploration and development, to the extent that the latter are not in default in their obligations to us or such subsidiary. Funded Indebtedness also does not include our indebtedness or the indebtedness of any of our subsidiaries incurred to finance oil or natural gas exploration and development through what is commonly referred to as a "production payment" to the extent that we or any of our subsidiaries have not guaranteed the repayment of the production payment.

"Independent Investment Banker" means UBS Warburg LLC and any successor firm selected by us, or if any such firm is unwilling or unable to serve as such, an independent investment and banking institution of national standing appointed by us.

"Initial Coupon Reset Date" means January 15, 2006.

"Interest Rate to Maturity" means the sum of the Base Rate and the Applicable Spread, which will be based on the Dollar Price of the new PATS.

"London Business Day" means any day on which dealings in U.S. dollars are transacted in the London Inter-Bank Market.

"Optional Redemption Reference Treasury Dealer" means each of up to five dealers to be selected by us, and their respective successors; provided that if any of the foregoing ceases to be, and has no affiliate that is, a Primary Treasury Dealer, we will substitute for it another Primary Treasury Dealer.

"Optional Redemption Comparable Treasury Issue" means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such securities or, if, in the reasonable judgment of the Independent Investment Banker, there is no such security, then the Optional Redemption Comparable Treasury Issue will mean the U.S. Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity or maturities comparable to the remaining term of the securities.

"Optional Redemption Comparable Treasury Price" means (1) the average of five Optional Redemption Reference Treasury Dealer Quotations for the applicable redemption date, after excluding the highest and lowest Optional Redemption Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Optional Redemption Reference Treasury Dealer Quotations, the average of all such quotations.

"Optional Redemption Reference Treasury Dealer Quotations" means, with respect to each Optional Redemption Reference Treasury Dealer and any redemption date for the new debentures or any PostCoupon Reset Redemption Date, the average, as determined by the Independent Investment Banker of the bid and asked prices for the Optional Redemption Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker and the trustee at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

"Post-Coupon Reset Redemption Date" means any date after the Fixed Rate Coupon Reset Date on which we elect to redeem the new PATS, in whole or in part.

"Put Option" means the obligation of the trustee to put the new PATS to us as described under "Description of the New Securities--New PATS--Put Option."

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"Reference Corporate Dealer" means each of up to five leading dealers of publicly traded debt securities, including our debt securities, which shall be selected by us and agreed to by the Callholder, such consent not to be unreasonably withheld. We will advise the Calculation Agent of our selection of Reference Corporate Dealers no later than five Business Days prior to the Fixed Rate Coupon Reset Date. One of the Reference Corporate Dealers we select will be UBS Warburg LLC, if UBS AG, London Branch is then the Callholder.

"Reference Money Market Dealer" means each of up to five leading dealers of publicly traded debt securities, including our debt securities, which we shall select, who are also leading dealers in money market instruments, and agreed to by the Callholder, such consent not to be unreasonably withheld. We will advise the Calculation Agent of our selection of Reference Money Market Dealers no later than five Business Days prior to the Floating Rate Coupon Reset Date. One of the Reference Money Market Dealers we select will be UBS Warburg LLC, if UBS AG, London Branch is then the Callholder.

"Reference Rate" means:

  - The rate for each Floating Rate Reset Period which will be the rate for deposits in U.S. dollars for a period of one month which appears on the Telerate Page 3750 (or any successor page) as of 11:00 a.m., London time, on the applicable Reference Rate Determination Date.

  - If no rate appears on Telerate Page 3750 on the Reference Rate Determination Date, the Calculation Agent will request the principal London offices of four major reference banks in the London Inter-Bank Market, to provide the Calculation Agent, in the case of each such bank, with its offered quotation for deposits in U.S. dollars for the period of one month, commencing on the first day of the Floating Rate Reset Period, to prime banks in the London Inter-Bank Market at approximately 11:00 a.m., London time, on that Reference Rate Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then the Reference Rate will be the average of those quotations. If fewer than two quotations are provided, then the Reference Rate will be the average (rounded, if necessary, to the nearest one hundredth of a percent) of the rates quoted at approximately 11:00 a.m., New York City time, on the Reference Rate Determination Date by three major banks in New York City selected by the Calculation Agent for loans in U.S. dollars to leading European banks, having a one-month maturity and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If the banks selected by the Calculation Agent are not providing quotations in the manner described in this paragraph, the rate for the Floating Rate Reset Period following the Reference Rate Determination Date will be the rate in effect on that Reference Rate Determination Date.

"Reference Rate Determination Date" will be the second London Business Day preceding each Reference Rate Reset Date.

"Reference Rate Reset Date" means January 15, 2006 and the 15th day of each month thereafter until, but excluding, the Floating Period Termination Date.

"Reference Treasury Dealer" means each of up to five dealers to be selected by us, and their respective successors; provided that if any of the foregoing ceases to be, and has no affiliate that is, a primary U.S. Government securities dealer (a "Primary Treasury Dealer") we will substitute for it another Primary Treasury Dealer. One of the Reference Treasury Dealers we select will be UBS Warburg LLC, if UBS AG, London Branch is then the Callholder.

"Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer, the offer prices for the Comparable Treasury Issues (expressed in each case as a percentage of its principal

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amount) quoted in writing to the Calculation Agent by such Reference Treasury
Dealer, by 12:00 noon, New York City time, on the first Determination Date.

"Remaining Scheduled Payments" means, with respect to the 6.75% PATS, the remaining scheduled payments of the principal and interest thereon, calculated at the Base Rate applicable to such new PATS, that would be due from but excluding the Initial Coupon Reset Date to and including the maturity date.

"Subsidiary," as used under "Description of the New Securities," means a corporation to which we, or any of our subsidiaries, owns at least a majority of the outstanding securities which have voting power.

"Telerate Page 500" means the display designated as "Telerate Page 500" on Dow Jones Markets (or such other page as may replace "Telerate Page 500" on such service) or such other service displaying the offer prices for the Comparable Treasury Issues, as may replace Dow Jones Markets.

"Telerate Page 3750" means the display page so designated on the Dow Jones Market Limited (or such other page as may replace that page on that service) or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollars deposits.

"Treasury Rate" for the new PATS means, with respect to the Initial Coupon Reset Date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) yield to maturity of the Comparable Treasury Issues, assuming a price for the Comparable Treasury Issues (expressed as a percentage of their principal amounts) equal to the Comparable Treasury Price for such Coupon Reset Date.

BOOK-ENTRY ONLY ISSUANCE--THE DEPOSITORY TRUST COMPANY

The new debentures and new PATS will be evidenced by one or more certificates in registered global form, which will be deposited with, or on behalf of, The Depository Trust Company (DTC) in New York, New York and registered in the name of Cede & Co., DTC's nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor to DTC or its nominee.

DEPOSITARY PROCEDURES

DTC has advised us that it is a:

  - limited-purpose trust company organized under the laws of the State of New York;

  -  banking organization within the meaning of the laws of the State of New
     York;

  -  member of the Federal Reserve System;

  - clearing corporation within the meaning of the New York Uniform Commercial Code; and

  - clearing agency registered pursuant to the provisions Section 17A of the Securities Exchange Act.

DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in their accounts, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant also have access to DTC's book-entry system.

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Holders of new debentures and new PATS may hold their beneficial interests in the securities directly as a participant in DTC or indirectly through organizations that are participants in DTC.

Upon deposit of the global notes with DTC, DTC will credit, on its book-entry registration and transfer system, the accounts of those participants designated by the Exchange Agent with the principal amounts of the global notes held by or through the participants. The record of DTC will show ownership and effect the transfer of ownership of the global notes by its participants. The records of the participants will show ownership and effect the transfer of ownership of the global notes by persons holding beneficial interests in the global notes through them. In the case of beneficial interests held by or though participants in Euroclear or Cedel, DTC will credit the accounts of Morgan Guaranty Trust Company of New York, Brussels office, and Citibank, N.A. with the principal amounts of the global notes beneficially owned by or through Euroclear and Cedel, respectively. These records of DTC will show ownership and effect the transfer of ownership of the global notes by Morgan Guaranty and Citibank. The records of Morgan Guaranty and Citibank will show ownership and effect the transfer of ownership of the global notes by Euroclear and Cedel, respectively. The records of Euroclear and Cedel will show ownership and effect the transfer of ownership of the global notes by their participants. The records of the participants will show ownership or transfer of ownership of the global notes by persons holding through them.

So long as DTC or its nominee is the registered owner of the global notes, it will be considered the sole owner and holder of the securities for all purposes under the applicable indenture. Except as set forth below, if you own a beneficial interest in global notes, you will not:

  -  be entitled to have the securities registered in your name;

  - receive or be entitled to receive physical delivery of a certificate in definitive form representing the securities; or

  - be considered the owner or holder of the securities under the applicable indenture for any purpose, including with respect to the giving of any directions, approvals or instructions to the trustee.

Therefore, if you are required by state law to take physical delivery of the securities in definitive form, you may not be able to own, transfer or pledge beneficial interests in the global notes. In addition, the lack of a physical certificate evidencing your beneficial interests in the global notes may limit your ability to pledge the interests to a person or entity that is not a participant in DTC.

If you own beneficial interests in a global note, you will have to rely on the procedures of DTC and, if you are not a participant in DTC, the procedures of the participant through which you hold your beneficial interests, to exercise your rights as a holder under the applicable indenture. DTC has advised us that it will take any action permitted to be taken by a holder of beneficial interests in the global notes only at the direction of one or more of the participants to whose accounts the interests are credited. We understand that, under existing industry practice, when a beneficial owner of a global note wants to give any notice or take any action that a registered holder is entitled to take, at our request or under the applicable indenture, DTC will authorize the participant to give the notice or take the action, and the participant will authorize its beneficial owners to give the notice or take the action. Accordingly, we and the trustee will treat as a holder anyone designated as such in writing by DTC for purposes of obtaining any consents or directions required under the applicable indenture.

We will pay the principal of, and interest on, the global notes through the trustee or paying agent to DTC or its nominee, as the registered holder of the global notes, in immediately available funds. We expect DTC or its nominee, upon receipt of any payments, to immediately credit each participant's account with payments in amounts proportionate to that participant's beneficial interest as shown on the records of DTC or its nominee. We also expect each participant to pay each owner of beneficial

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interests in the global notes held through that participant in accordance with standing customer instructions and customary practices. These payments will be the sole responsibility of the participants.

We will not, and the trustee and paying agent will not, assume any responsibility or liability for any aspect of the records relating to, payments made on account of or actions taken with respect to the beneficial ownership interests in global notes, or for any other aspect of the relationship between DTC and its participants, Euroclear or Cedel and their participants, or between the participants and the owners of beneficial interests. We, the trustee and the paying agent may conclusively rely on instructions from DTC for all purposes. We obtained the above information about DTC, Euroclear and Cedel and their book-entry systems from sources we believe are reliable, but we take no responsibility for the accuracy of the information.

SETTLEMENT PROCEDURES

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC's rules and procedures and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System.

Secondary market trading between participants of Euroclear and/or Cedel will occur in the ordinary way in accordance with each of its rules and procedures and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds. Morgan Guaranty or Citibank will effect transfers in global notes between DTC participants, on the one hand, and Euroclear or Cedel participants, on the other hand, in accordance with DTC's procedures and will settle them in same-day funds. Morgan Guaranty or Citibank, as the case may be, must deliver instructions to Euroclear or Cedel in accordance with Euroclear's or Cedel's procedures. If the transfer meets its settlement requirements, Euroclear or Cedel will instruct Morgan Guaranty or Citibank to effect final settlement on its behalf by delivering or receiving interests in the global notes in its accounts with DTC and making or receiving payment in accordance with normal procedures of same-day funds settlement applicable to DTC. Participants in Cedel and Euroclear may not deliver instructions directly to Morgan Guaranty or Citibank, as applicable.

Because of time zone differences, the accounts of Euroclear and Cedel participants purchasing beneficial interests in the global notes from DTC participants will be credited with the securities purchased, and the crediting will be reported to the Euroclear and Cedel participants, on the securities settlement processing day immediately following the DTC settlement processing day. Likewise, the accounts of Euroclear and Cedel participants selling beneficial interests in the global notes to DTC participants will be credited with the cash received on the DTC settlement processing day, but the cash will not be available until the settlement processing day immediately following the DTC settlement processing day.

Although DTC, Euroclear and Cedel have agreed to the procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Cedel, they are under no obligation to perform or to continue to perform these procedures. These procedures may be changed or discontinued at any time. We take no responsibility for the performance by DTC, Euroclear or Cedel or their respective participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF GLOBAL NOTES FOR CERTIFICATED NOTES

We will exchange beneficial interests in global notes for certificated notes only if:

  - DTC notifies us that it is unwilling or unable to continue as depositary for the global notes;

  - DTC ceases to be a clearing agency registered under the Securities Exchange Act; or

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  -  except in the case of the new PATS, we decide at any time not to have the securities represented by global notes and so notify the trustee.

If there is an exchange, we will issue certificated notes in authorized denominations and registered in the names which DTC directs.

UNITED STATES FEDERAL TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax consequences of the ownership and disposition of new debentures and new PATS and as to legal conclusions included in the discussion represents the opinion of our counsel, Andrews & Kurth LLP. This discussion is based upon the Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations, Internal Revenue Service rulings and pronouncements and administrative and judicial decisions currently in effect, all of which are subject to change (possibly with retroactive effect) or possible differing interpretations. This discussion deals only with new debentures and new PATS held as "capital assets" as defined in the Internal Revenue Code and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, dealers in securities or currencies, persons holding new debentures or new PATS as a hedge against currency risk or as a position in a "straddle," or "conversion" transaction, or persons whose functional currency is not the U.S. dollar. Moreover, this discussion does not address the new debentures or new PATS held by a foreign partnership or other flow-through entities.

The term "U.S. Holder" means a beneficial owner of new debentures or new PATS that is for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof (other than a partnership that is not treated as a U.S. person under any applicable Treasury regulations), (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. As used herein, the term "non-U.S. Holder" means a beneficial owner of the new debentures or the new PATS that is not a U.S. Holder.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATIONS OF U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NEW DEBENTURES OR THE NEW PATS ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

EXPECTED TAX TREATMENT OF U.S. HOLDERS

The exchange offer through which outstanding debentures may be exchanged for the new debentures and outstanding PATS may be exchanged for the new PATS, should not produce, for federal income tax purposes, recognizable gain or loss to either us or a U.S. Holder. A U.S. Holder will have an initial adjusted tax basis and holding period in the new debenture and new PATS equal to the adjusted tax basis and holding period in the outstanding debenture and outstanding PATS, respectively.

Although there are no cases or rulings with respect to instruments with terms similar to those of the new PATS, and the matter is not free from doubt, the new PATS should be treated as fixed rate debt instruments that mature on the Initial Coupon Reset Date. By acquiring the new PATS, a holder agrees (in the absence of an administrative determination or judicial ruling to the contrary) to follow such treatment for U.S. federal income tax purposes. No ruling on any of the issues relating to the new PATS will be sought from the IRS and no assurance can be given that the IRS or the courts will agree with the characterization described above.

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The outstanding debentures and outstanding PATS were not issued with "original issue discount" for U.S. federal income tax purposes. Interest on the new debentures and the new PATS should therefore constitute "qualified stated interest" and generally should be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or received, in accordance with the U.S. Holder's regular method of tax accounting.

Upon the sale, exchange or retirement of new debentures or new PATS, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and the U.S. Holder's adjusted tax basis in the new debentures or the new PATS. A U.S. Holder's initial adjusted tax basis in the new debentures or the new PATS generally will be increased by any original issue discount included in income and decreased by the amount of any payments, other than qualified stated interest payments, received with respect to the new debentures or the new PATS. That gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if the holding period in the new debentures or the new PATS is more than one year on the date of disposition.

POSSIBLE ALTERNATIVE TAX TREATMENT OF THE NEW PATS

There can be no assurance that the IRS will agree with our treatment of the new PATS, and it is possible that the IRS could assert another treatment. For instance, it is possible that the IRS could seek to treat the new PATS as maturing on their stated maturity date (or one year after that date, due to the possibility of extension). In the event the new PATS were treated as maturing on their stated maturity date for U.S. federal income tax purposes, the new PATS would be treated as having contingent interest under the Internal Revenue Code. In such event, under Treasury regulations governing debt instruments that provide for contingent payments, the amount treated as taxable interest in each accounting period would be a hypothetical amount based upon our current borrowing costs for comparable, noncontingent debt instruments. The hypothetical amount would not necessarily be the same as the stated interest actually paid on the new PATS. As a result, a U.S. Holder might be required to include interest in income in excess of actual cash payments received for certain taxable years. Also, the character of any gain or loss upon the sale or exchange of the new PATS (including a sale pursuant to the mandatory tender on the Coupon Reset
Date) by a U.S. Holder will likely differ if the new PATS were treated as contingent payment obligations. Any such taxable gain generally would be treated as ordinary income. Any such taxable loss generally would be ordinary to the extent of the U.S. Holder's ordinary income inclusions with respect to the new PATS, and any excess would generally be treated as capital loss.

NON-U.S. HOLDERS

A non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on interest paid on the new debentures or new PATS so long as that interest is not effectively connected with its conduct of a trade or business within the U.S., and the non-U.S. Holder:

  - does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

  - is not a "controlled foreign corporation" with respect to which we are a "related person" within the meaning of the Code; and

  - either (A) certifies to the applicable payor or its agent, under penalties of perjury, that it is not a United States person and provides its name and address on an IRS Form W-8BEN (or a suitable substitute form), or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the new debenture or new PATS, certifies under penalties of perjury that

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     an IRS Form W-8BEN (or a suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof.

If these conditions are not satisfied, then interest paid on the new debentures or new PATS will be subject to U.S. federal income and withholding tax at a rate of 30% unless that rate is reduced or eliminated pursuant to an applicable tax treaty.

Any gain or income realized by non-U.S. Holders upon the sale, exchange, retirement or other disposition of the new debentures or the new PATS generally will not be subject to U.S. federal income tax unless (i) that gain or income is effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder or (ii) in the case of a non-U.S. Holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition, and certain other conditions are met.

If a non-U.S. Holder is engaged in a trade or business in the United States or in the case of an individual non-U.S. Holder, is present in the United States for 183 days or more, the non-U.S. Holder will be exempt from the withholding tax previously discussed if it provides us with a properly completed and executed Form W-8 ECI, but generally will be subject to U.S. income tax at regular rates on interest and on any gain realized on the sale, exchange, retirement or other disposition of the new debentures or the new PATS. In addition, if a non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

New debentures or new PATS beneficially owned by an individual who at the time of death is not a U.S. citizen or resident will not be subject to the U.S. federal estate tax as a result of the individual's death, provided that the individual does not constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote and provided that the interest payments with respect to the new debentures or new PATS would not have been, if received at the time of the individual's death, effectively connected with the conduct of a U.S. trade or business by the individual.

INFORMATION REPORTING AND BACKUP WITHHOLDING

U.S. Holders. Information reporting will apply to payments of interest on, or the proceeds of the sale or other disposition of, the new debentures and new PATS with respect to certain noncorporate U.S. Holders, and backup withholding at a rate of 31% may apply unless the recipient of such payment supplies a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establishes an exemption from backup withholding. Any amount withheld under the backup withholding rules is allowable as a credit against the U.S. Holder's federal income tax, provided the required information is provided to the IRS.

Non-U.S. Holders. Backup withholding and information reporting will not apply to payments of principal on the new debentures or new PATS by us or any of our agents to a non-U.S. Holder if the non-U.S. Holder certifies at to its non-U.S. Holder status under penalties of perjury or otherwise establishes an exemption (provided that neither we nor our agent has actual knowledge that the holder is a United States person or that the conditions of any other exemptions are not in fact satisfied).

The payment of the proceeds of the disposition of new debentures and new PATS to or through the United States office of a United States or foreign broker will be subject to information reporting and backup withholding unless the owner provides the certification described above or otherwise establishes an exemption. The proceeds of a disposition effected outside the United States by a non-U.S. Holder of new debentures or new PATS to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, if such broker is a

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United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50% or more of whose gross income from all sources for certain periods is effectively connected with a trade or business in the United States, or a foreign partnership that is engaged in the conduct of a trade or business in the United States or that has one or more partners that are United States persons who in the aggregate hold more than 50 percent of the income or capital interests in the partnership, information reporting requirements will apply unless such broker has documentary evidence in its files of the holder's non-U.S. status and has no actual knowledge to the contrary or unless the holder otherwise establishes an exemption. Any amount withheld under the backup withholding rules will be refunded or is allowable as a credit against the non-U.S. Holder's federal income tax liability, if any, provided the required information or appropriate claim for refund is provided to the IRS.

PLAN OF DISTRIBUTION

Based on interpretations by the staff of the SEC in no-action letters issued to third parties, we believe that you may transfer new debentures and new PATS issued under the exchange offer in exchange for the outstanding debentures and outstanding PATS if:

  - you acquire the new debentures or new PATS in the ordinary course of your business; and

  - you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such new debentures or new PATS.

Broker-dealers receiving new debentures or new PATS in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of the new debentures and new PATS.

We believe that you may not transfer new debentures or new PATS issued under the exchange offer in exchange for the outstanding debentures or outstanding PATS if you are:

  -  our "affiliate" within the meaning of Rule 405 under the Securities Act;

  - a broker-dealer that acquired outstanding debentures or outstanding PATS directly from us; or

  - a broker-dealer that acquired outstanding debentures or outstanding PATS as a result of market-making or other trading activities without compliance with the registration and prospectus delivery provisions of the Securities Act.

To date, the staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the outstanding debentures or outstanding PATS, with the prospectus contained in the exchange offer registration statement. In the registration rights agreements, we have agreed to permit participating broker-dealers to use this prospectus in connection with the resale of new debentures and new PATS.

If you wish to exchange your outstanding debentures for new debentures or your outstanding PATS for new PATS in the exchange offer, you will be required to make representations to us as described in "The Exchange Offer--Exchange Terms" and "--Procedures for Tendering Outstanding Securities--Other Matters" in this prospectus and in the letter of transmittal. In addition, if you are a broker-dealer who receives new debentures or new PATS for your own account in exchange for outstanding debentures or outstanding PATS that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale by you of such new debentures or new PATS. See "The Exchange Offer-- Resale of New Securities."

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We will not receive any proceeds from any sale of new debentures or new PATS by broker-dealers. Broker-dealers who receive new debentures or new PATS for their own account in the exchange offer may sell them from time to time in one or more transactions in the over-the-counter market:

  -  in negotiated transactions;

  - through the writing of options on the new debentures or new PATS or a combination of such methods of resale;

  -  at market prices prevailing at the time of resale; and

  -  at prices related to such prevailing market prices or negotiated prices.

Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new debentures or new PATS. Any broker-dealer that resells new debentures or new PATS it received for its own account in the exchange offer and any broker or dealer that participates in a distribution of such new debentures or new PATS may be deemed to be an "underwriter" within the meaning of the Securities Act. Any profit on any resale of new debentures or new PATS and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any brokers or dealers. We will indemnify holders of the outstanding debentures and outstanding PATS, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act, as provided in the registration rights agreement.

FORWARD-LOOKING STATEMENTS

Certain matters discussed in this prospectus, excluding historical information, include forward-looking statements--statements that discuss our expected future results based on current and pending business operations. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipates," "believes," "expects," "planned," "scheduled" or similar expressions. Although we believe these forward-looking statements are based on reasonable assumptions, statements made regarding future results are subject to numerous assumptions, uncertainties and risks that may cause future results to be materially different from the results stated or implied in this prospectus. The following are important factors that could cause actual results to differ materially from any results projected, forecasted, estimated or budgeted:

  -  Changes in general economic conditions in the United States;

  - Changes in state or federal laws and regulations to which we are subject, including tax, environmental and employment laws and regulations;

  - The cost and effects of legal and administrative claims and proceedings against Williams or its subsidiaries;

  - Conditions of the capital markets we utilize to access capital to finance operations;

  -  The ability to raise capital in a cost-effective way;

  -  The effect of changes in accounting policies;

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  -  The ability to manage rapid growth;

  -  The ability to control costs;

  - The ability of each business unit to successfully implement key systems, such as order entry systems and service delivery systems;


  - Changes in foreign economies, currencies, laws and regulations, and political climates, especially in Canada, Argentina, Brazil, Venezuela and Lithuania, where we have made direct investments;


  - The impact of future federal and state regulations of business activities, including allowed rates of return, the pace of deregulation in retail natural gas and electricity markets, and the resolution of other regulatory matters discussed herein;

  -  Fluctuating energy commodity prices;

  - The ability of our energy businesses to develop expanded markets and product offerings as well as their ability to maintain existing markets;

  - The ability of both the gas pipeline business unit and the energy services business unit to obtain governmental regulatory approval of various expansion projects;

  - The ability of customers of the energy marketing and trading business to obtain governmental and regulatory approval of various projects, including power generation projects;

  - Future utilization of pipeline capacity, which can depend on energy prices, competition from other pipelines and alternative fuels, the general level of natural gas and petroleum product demand, decisions by customers not to renew expiring natural gas transportation contracts, and weather conditions;

  -  The accuracy of estimated hydrocarbon reserves and seismic data;


  -  The ability to successfully integrate any newly acquired businesses.


LEGAL MATTERS

Andrews & Kurth L.L.P. will pass upon certain legal matters with respect to the new debentures and new PATS.

EXPERTS


Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedules as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, as set forth in our Current Report on Form 8-K filed May 22, 2001, as set forth in their report, which is incorporated by reference in this prospectus. Our consolidated financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.


Our consolidated financial statements and schedules included in or incorporated by reference in any documents filed pursuant to Section 13, 14, or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering will be so included or incorporated by reference in reliance upon the reports of independent auditors pertaining to such financial statements (to the extent covered by consents filed with the Commission) given on the authority of such independent auditors as experts in accounting and auditing.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. The registration statement of which this prospectus forms a part and these reports, proxy statements and other information can be inspected and copied at the public reference room maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of these materials may also be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to this offering. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement and the attached exhibits.

The SEC maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding us. The reports, proxy and information statements and other information about us can be downloaded from the SEC's website and can also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the exchange offer is completed:


  - our annual report on Form 10-K for the year ended December 31, 2000 (certain financial information in which has been updated in our current report on Form 8-K filed May 22, 2001);



  - our quarterly report on Form 10-Q for the quarter ended March 31, 2001, filed May 15, 2001; and



  - our current reports on Form 8-K filed January 5, 2001, January 31, 2001, February 8, 2001, March 16, 2001, March 19, 2001, April 2, 2001, April 12,
     2001, April 27, 2001, May 1, 2001, May 3, 2001, May 7, 2001 and May 22,
     2001.



You may request a copy of these filings, at no cost, by writing or calling us at the following address:


                               Investor Relations
                          The Williams Companies, Inc.
                              One Williams Center
                             Tulsa, Oklahoma 74172
                           Telephone: (918) 573-2000

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with any information. You should not assume that the information in this document is current as of any date other than the date on the front page of this prospectus.

--------------------------------------------------------------------------------
 50

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PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company is empowered by Section 145 of the General Corporation Law of Delaware, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Company. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The By-laws of the Company provide for indemnification by the Company of its directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. In addition, the Company has entered into indemnity agreements with its directors and certain officers providing for, among other things, the indemnification of and the advancing of expenses to such individuals to the fullest extent permitted by law, and, to the extent insurance is maintained, for the continued coverage of such individuals.

Policies of insurance are maintained by the Company under which the directors and officers of the Company are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

The following instruments and documents are included as Exhibits to this Registration Statement.


EXHIBIT
NUMBER                              EXHIBIT
----------------------------------------------------------------------
   *3.1   Restated Certificate of Incorporation, as supplemented
          (filed as Exhibit (3)(I)(a) to the Annual Report on Form
          10-K for the year ended December 31, 2000).
   *3.2   Restated Bylaws (filed as Exhibit 99.1 to Form 8-K filed
          January 19, 2000).
   *4.1   Form of Senior Debt Indenture between the registrant and
          Bank One Trust Company, N.A. (formerly The First National
          Bank of Chicago), as Trustee, (filed as Exhibit 4.1 to the
          Registration Statement on Form S-3 filed September 8, 1997).
   *4.2   Fourth Supplemental Indenture, dated as of January 17, 2001, between the registrant and Bank One Trust Company, N.A.
          (filed as Exhibit 4(j) to the Annual Report on Form 10-K for the year ended December 31, 2000).
   *4.3   Fifth Supplemental Indenture, dated as of January 17, 2001, between the registrant and Bank One Trust Company, N.A.
          (filed as Exhibit 4(k) to the Annual Report on Form 10-K for the year ended December 31, 2000).
  **4.4   Registration Rights Agreement, dated January 17, 2001, by
          and among the registrant and UBS Warburg LLC, Credit Suisse
          First Boston, Lehman Brothers, and other parties listed
          therein, as Initial Purchasers.


--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------


EXHIBIT
NUMBER                              EXHIBIT
----------------------------------------------------------------------
  **5.1   Opinion of Andrews & Kurth L.L.P., as to the validity of the new debentures and new PATS.
  **8.1   Opinion of Andrews & Kurth L.L.P., as to certain tax
          matters.
 **10.1   Note Purchase Agreement between registrant and the parties listed therein, dated January 17, 2001.
  *12.1   Statement regarding Computation of Ratios of Earnings to
          Combined Fixed Charges and Preferred Stock Dividend
          Requirements, (filed as Exhibit 12 to the Current Report on
          Form 8-K filed May 22, 2001, and as Exhibit 12 to the
          Quarterly Report on Form 10-Q for the quarter ended March
          31, 2001).
  *21     Subsidiaries of the registrant (filed as Exhibit 21 to the
          Annual Report on Form 10-K for the year ended December 31,
          2000).
   23.1   Consent of Ernst & Young LLP.
 **24.1   Power of Attorney.
 **25.1   Statement of Eligibility of Bank One Trust Company, N.A., as
          trustee, on Form T-1 with respect to the issuance of 7.50%
          Debentures due January 15, 2031, Series A, by the registrant to the Indenture between the registrant and Bank One Trust
          Company, N.A., as trustee, and with respect to the issuance of 6.75% Putable Asset Term Securities (PATS)
          Putable/Callable January 15, 2006, Series A, by the
          registrant pursuant to the Indenture between the registrant and Bank One Trust Company, N.A., as trustee.
 **99.1   Form of Letter of Transmittal.


---------------
 * Indicates exhibits incorporated by reference as indicated.


**Previously filed.


ITEM 22.  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

     (a) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
          Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
          1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------

SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, Oklahoma, on May 30, 2001.


                                          THE WILLIAMS COMPANIES, INC.

                                          By:
                                              /s/    SUZANNE H. COSTIN
                                            ------------------------------------
                                              Name: Suzanne H. Costin
                                              Title:  Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                     SIGNATURE                                    TITLE                     DATE
-----------------------------------------------------------------------------------------------------
               /s/ KEITH E. BAILEY*                  Chairman of the Board ,             May 30, 2001
---------------------------------------------------  President, Chief Executive
                  Keith E. Bailey                    Officer (Principal Executive
                                                     Officer) and Director

               /s/ JACK D. MCCARTHY*                 Senior Vice President -- Finance    May 30, 2001
---------------------------------------------------  (Principal Financial Officer)
                 Jack D. McCarthy

                /s/ GARY R. BELITZ*                  Controller (Principal Accounting    May 30, 2001
---------------------------------------------------  Officer)
                  Gary R. Belitz

               /s/ HUGH M. CHAPMAN*                  Director                            May 30, 2001
---------------------------------------------------
                  Hugh M. Chapman

                 /s/ GLENN A. COX*                   Director                            May 30, 2001
---------------------------------------------------
                   Glenn A. Cox

             /s/ THOMAS H. CRUIKSHANK*               Director                            May 30, 2001
---------------------------------------------------
               Thomas H. Cruikshank

               /s/ WILLIAM E. GREEN*                 Director                            May 30, 2001
---------------------------------------------------
                 William E. Green

                 /s/ W. R. HOWELL*                   Director                            May 30, 2001
---------------------------------------------------
                   W. R. Howell

                /s/ JAMES C. LEWIS*                  Director                            May 30, 2001
---------------------------------------------------
                  James C. Lewis

              /s/ CHARLES M. LILLIS*                 Director                            May 30, 2001
---------------------------------------------------
                 Charles M. Lillis

                                                     Director
---------------------------------------------------
                  George A. Lorch

              /s/ FRANK T. MACINNIS*                 Director                            May 30, 2001
---------------------------------------------------
                 Frank T. MacInnis


--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------


                     SIGNATURE                                    TITLE                     DATE
-----------------------------------------------------------------------------------------------------
               /s/ PETER C. MEINIG*                  Director                            May 30, 2001
---------------------------------------------------
                  Peter C. Meinig

               /s/ GORDON R. PARKER*                 Director                            May 30, 2001
---------------------------------------------------
                 Gordon R. Parker

               /s/ JANICE D. STONEY*                 Director                            May 30, 2001
---------------------------------------------------
                 Janice D. Stoney

              /s/ JOSEPH H. WILLIAMS*                Director                            May 30, 2001
---------------------------------------------------
                Joseph H. Williams

            *By: /s/ SUZANNE H. COSTIN
---------------------------------------------------
                 Suzanne H. Costin
                 Attorney-in-Fact
                Dated: May 30, 2001


--------------------------------------------------------------------------------

INDEX TO EXHIBITS


EXHIBIT
NUMBER                              EXHIBIT
----------------------------------------------------------------------
   *3.1   Restated Certificate of Incorporation, as supplemented
          (filed as Exhibit 3(I)(a) to the Annual Report on Form 10-K for the year ended December 31, 2000).
   *3.2   Restated Bylaws (filed as Exhibit 99.1 to Form 8-K filed
          January 19, 2000).
   *4.1   Form of Senior Debt Indenture between the registrant and
          Bank One Trust Company, N.A. (formerly The First National
          Bank of Chicago), as Trustee, (filed as Exhibit 4.1 to the
          Registration Statement on Form S-3 filed September 8, 1997).
   *4.2   Fourth Supplemental Indenture, dated as of January 17, 2001, between the registrant and Bank One Trust Company, N.A.
          (filed as Exhibit 4(j) to the Annual Report on Form 10-K for the year ended December 31, 2000).
   *4.3   Fifth Supplemental Indenture, dated as of January 17, 2001, between the registrant and Bank One Trust Company, N.A.
          (filed as Exhibit 4(k) to the Annual Report on Form 10-K for the year ended December 31, 2000).
  **4.4   Registration Rights Agreement, dated January 17, 2001, by
          and among the registrant and UBS Warburg LLC, Credit Suisse
          First Boston, Lehman Brothers, and other parties listed
          therein, as Initial Purchasers.
  **5.1   Opinion of Andrews & Kurth L.L.P., as to the validity of the new debentures and new PATS.
  **8.1   Opinion of Andrews & Kurth L.L.P., as to certain tax
          matters.
 **10.1   Note Purchase Agreement between registrant and the parties listed therein, dated January 17, 2001.
  *12.1   Statement regarding Computation of Ratios of Earnings to
          Combined Fixed Charges and Preferred Stock Dividend
          Requirements, (filed as Exhibit 12 to the Current Report on
          Form 8-K filed May 22, 2001, and as Exhibit 12 to the
          Quarterly Report on Form 10-Q for the quarter ended March
          31, 2001).
  *21     Subsidiaries of the registrant (filed as Exhibit 21 to the
          Annual Report on Form 10-K for the year ended December 31,
          2000).
   23.1   Consent of Ernst & Young LLP.
 **24.1   Power of Attorney.
 **25.1   Statement of Eligibility of Bank One Trust Company, N.A., as
          trustee, on Form T-1 with respect to the issuance of 7.50%
          Debentures due January 15, 2031, Series A, by the registrant to the Indenture between the registrant and Bank One Trust
          Company, N.A., as trustee, and with respect to the issuance of 6.75% Putable Asset Term Securities (PATS)
          Putable/Callable January 15, 2006, Series A, by the
          registrant pursuant to the Indenture between the registrant and Bank One Trust Company, N.A., as trustee.
 **99.1   Form of Letter of Transmittal.


---------------

 * Indicates exhibits incorporated by reference as indicated.


**Previously filed.


--------------------------------------------------------------------------------
                                                                           II- 5